UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

MIMECAST LIMITED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

July 24, 2020

Dear Mimecast Shareholder:

I am pleased to invite you to attend the 2020 Annual General Meeting (the “Annual Meeting”) of Mimecast Limited (“Mimecast” or the “Company”) to be held on Thursday, October 8, 2020, at 10:00 a.m. (London time), at Mimecast’s offices located at 1 Finsbury Avenue, London EC2M 2PF, United Kingdom.

We intend to hold our Annual Meeting in person. However, we are actively monitoring the global coronavirus (“COVID-19”) pandemic. We are sensitive to the public health and travel concerns our directors, officers and shareholders may have and the protocols that governments in the United Kingdom, the European Union and the United States may impose regarding travel and public gatherings. In the event it is not advisable or possible to hold our Annual Meeting in person, we will announce alternative arrangements for the Annual Meeting as promptly as practicable, which alternatives may include (i) limiting the number of attendees who are permitted to join the Annual Meeting in person, (ii) limiting in person attendance to a limited number of members of our Board of Directors and restricting shareholders from attending in person, (iii) establishing more than one formal venue (e.g., Boston, Massachusetts USA and London, United Kingdom) at which the in person Annual Meeting will be simultaneously held, or (iv) another reasonable alternative determined by the Board of Directors in its discretion.

Details regarding the Annual Meeting and the business to be conducted at the Annual Meeting are more fully described in the accompanying Notice of 2020 Annual General Meeting of the Company and Proxy Statement. We have also enclosed our Annual Report on Form 10-K for the year ended March 31, 2020, which contains, among other things, our audited consolidated financial statements for the year ended March 31, 2020.

Your vote is important. Whether or not you plan to attend the Annual Meeting, I hope you will vote as soon as possible. You may vote by completing your proxy card and mailing it, by voting online, by voting by telephone or by voting in person at the Annual Meeting. Please review the instructions on the proxy card regarding your voting options.

Thank you for being a Mimecast shareholder. We look forward to seeing you at our Annual Meeting.

Sincerely,

Peter Bauer

Chairman and Chief Executive Officer

YOUR VOTE IS IMPORTANT

In order to ensure your representation at the Annual Meeting, whether or not you plan to attend the meeting, please vote your ordinary shares as promptly as possible by following the instructions on your proxy card. Your participation will help to ensure the presence of a quorum at the Annual Meeting and save Mimecast the extra expense associated with additional solicitation. If you hold your ordinary shares through a broker, your broker is not permitted to vote on your behalf on (i) the election of directors, (ii) the non-binding, advisory vote to receive the Company’s accounts for the year ended March 31, 2020, together with the independent auditor’s report on those accounts, (iii) the non-binding, advisory vote to approve the compensation of our named executive officers, or (iv) the vote to reauthorize the Board of Directors to repurchase shares, unless you provide specific instructions to the broker by completing and returning any voting instruction form that the broker provides (or following any instructions provided by your broker that allow you to vote your broker-held ordinary shares via telephone or the Internet). For your vote to be counted, you will need to communicate your voting decision before 11:59 p.m. (London time) on Wednesday, October 7, 2020. Voting your ordinary shares in advance will not prevent you from attending the Annual Meeting, revoking your earlier submitted proxy or voting your ordinary shares in person.

MIMECAST LIMITED

1 Finsbury Avenue

London EC2M 2PF

United Kingdom

NOTICE OF 2020 ANNUAL GENERAL MEETING OF MIMECAST LIMITED

Notice is hereby given that Mimecast Limited (“Mimecast” or the “Company”), will hold its 2020 Annual General Meeting (the “Annual Meeting”) on Thursday, October 8, 2020, at 10:00 a.m. (London time), at Mimecast’s offices located at 1 Finsbury Avenue, London EC2M 2PF, United Kingdom, for the purpose of passing the resolutions set forth below. We intend to hold our Annual Meeting in person. However, we are actively monitoring the global coronavirus (“COVID-19”) pandemic. We are sensitive to the public health and travel concerns our directors, officers and shareholders may have and the protocols that governments in the United Kingdom, the European Union and the United States may impose regarding travel and public gatherings. In the event it is not advisable or possible to hold our Annual Meeting in person, we will announce alternative arrangements for the Annual Meeting as promptly as practicable, which alternatives may include (i) limiting the number of attendees who are permitted to join the Annual Meeting in person, (ii) limiting in person attendance to a limited number of members of our Board of Directors and restricting shareholders from attending in person, (iii) establishing more than one formal venue (e.g. Boston, Massachusetts USA and London, United Kingdom) at which the in person Annual Meeting will be simultaneously held, or (iv) another reasonable alternative determined by the Board of Directors in its discretion. Please monitor the Investor Relations section on our website at www.mimecast.com, which will contain information about the Annual Meeting for updated information. Additionally, if we update the format of our Annual Meeting, we will announce the decision to do so in advance of the Annual Meeting via a press release and will file additional proxy materials with the U.S. Securities and Exchange Commission. If you are planning to attend our Annual Meeting in person, please check our website one week prior to the Annual Meeting date. As always, we encourage you to vote your shares prior to the Annual Meeting.

ORDINARY RESOLUTIONS

Re-election of Directors

1.

To re-elect Christopher FitzGerald as a Class II director of the Company to hold office until the 2023 annual general meeting of the Company and until his successor is duly elected and qualified, subject to his earlier resignation or removal;

2.

To re-elect Neil Murray as a Class II director of the Company to hold office until the 2023 annual general meeting of the Company and until his successor is duly elected and qualified, subject to his earlier resignation or removal; and

3.

To re-elect Robert P. Schechter as a Class II director of the Company to hold office until the 2023 annual general meeting of the Company and until his successor is duly elected and qualified, subject to his earlier resignation or removal.

Auditors

4.

To appoint Ernst & Young LLP in the United Kingdom as our independent auditor for the year commencing on the conclusion of the Annual Meeting until the conclusion of the 2021 annual general meeting; and

5.	To authorize the Board of Directors of the Company to determine the remuneration of the independent auditor.

ADVISORY, NON-BINDING ORDINARY RESOLUTIONS

6.	To receive the Company’s accounts for the year ended March 31, 2020, together with the independent auditor’s report on those accounts; and

7.

To approve the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including in the “Compensation Discussion and Analysis” section, the compensation tables and the narrative disclosures that accompany the compensation tables.

SPECIAL RESOLUTION

8.

To reauthorize the Board of Directors to repurchase, and hold as treasury shares upon repurchase, up to 40,000,000 of our ordinary shares, with such authority expiring on October 7, 2025, provided that each ordinary share is purchased, exclusive of expenses, at a minimum price of $0.012 and a maximum price which is the greater of (i) an amount equal to five per cent above the average of the high and low sales prices for ordinary shares as quoted on the Nasdaq Global Select Market or such other principal market on which the ordinary shares are traded for the five business days immediately preceding the day on which such ordinary shares are contracted to be purchased and (ii) the higher of the price of the last closing price and the highest bid price as quoted on the Nasdaq Global Select Market or such other principal market on which the ordinary shares are traded at the time that the purchase is carried out.

Only shareholders of record as of 4:00 p.m. (London time) on October 6, 2020 are entitled to vote at the Annual Meeting as set forth in the Proxy Statement. If you plan to attend the Annual Meeting in person, you should be prepared to present photo identification such as a valid driver’s license or passport and verification of share ownership for admittance. You are entitled to attend the Annual Meeting only if you were a shareholder as of 4:00 p.m. (London time) on October 6, 2020, or hold a valid proxy for the Annual Meeting. If you are a shareholder of record, your ownership as of the record date will be verified prior to admittance into the meeting. If you are not a shareholder of record but hold ordinary shares through a broker, trustee, or nominee, you must provide proof of beneficial ownership as of the record date, such as an account statement or similar evidence of ownership, and you can only vote in person at the Annual Meeting if the shareholder of record has appointed you as a proxy prior to the Annual Meeting. Please allow ample time for the admittance process. For instructions on how to vote your ordinary shares, please refer to the section titled “Voting” on page 3 of this Proxy Statement and the explanatory notes set forth in your enclosed proxy card. A copy of this notice can be found at www.mimecast.com and will be available for inspection at the registered office of the Company from the date of this notice until the date of the Annual Meeting and at the Annual Meeting itself.

Shareholders are entitled to appoint a proxy to exercise all or any of their rights to attend and to speak and vote on their behalf at the Annual Meeting. A shareholder may appoint more than one proxy in relation to the Annual Meeting provided that each proxy is appointed to exercise the rights attached to a different ordinary share or ordinary shares held by that shareholder. A proxy need not be a shareholder of the Company. The form of proxy, which must be used to make such appointment and give proxy instructions, is included with this Notice of Annual Meeting and Proxy Statement.

By Order of the Board of Directors,

Robert P. Nault

General Counsel and Company Secretary

Registered office:	22 Grenville Street
St Helier
Jersey JE4 8PX
Channel Islands

Company number: 119119

July 24, 2020

Important Notice Regarding the Availability of Proxy Materials for the Annual General

Meeting to be Held on Thursday, October 8, 2020

This Proxy Statement and our Annual Report on Form 10-K for the year ended March 31, 2020 (the “Annual Report”) are available for viewing, printing and downloading at www.proxydocs.com/MIME.

Our Annual Report is also available on the “Investor Relations” section of our website at www.mimecast.com. Alternatively, if you would like us to send you a copy of our Annual Report, without charge, please contact:

Mimecast Limited

c/o Mimecast North America, Inc.

191 Spring Street

Lexington, Massachusetts 02421 USA

Attn: Investor Relations

Investors@mimecast.com

(617) 393-7074

If you would like us to send you a copy of the exhibits listed on the exhibit index of our Annual Report, we will do so upon your payment of our reasonable expenses in furnishing a requested exhibit.

TABLE OF CONTENTS

GENERAL INFORMATION	1
Availability of Proxy Materials	1
Record Date	1
Quorum	2
Ordinary Shares Outstanding	2
Voting	2
Revoking Your Proxy	2
Votes Required to Adopt Resolutions	2
Broker Non-Votes and Abstentions	3
Voting Instructions	3
Voting Results	3
Additional Solicitation/Costs	3
Householding	4
RESOLUTIONS ONE, TWO AND THREE – RE-ELECTION OF DIRECTORS	5
Our Board of Directors	5
Nominees for Election for a Three-Year Term Ending at the 2023 Annual General Meeting	6
Recommendation of the Board	7
Directors Continuing in Office Until the 2021 Annual General Meeting	7
Directors Continuing in Office Until the 2022 Annual General Meeting	7
Executive Officers	8
CORPORATE GOVERNANCE	10
Board Independence	10
Code of Business Conduct and Ethics	10
Corporate Governance Guidelines	10
Board and Committee Meetings	11
Committees	11
Identifying and Evaluating Director Nominees	13
Shareholder Communications	14
Board and Committee Evaluations	14
Board Leadership Structure	15
The Board’s Role in Risk Oversight	15
Director Compensation	16
RESOLUTIONS FOUR AND FIVE – APPROVAL OF THE APPOINTMENT OF OUR INDEPENDENT AUDITOR, AND AUTHORIZATION OF THE BOARD TO DETERMINE THE REMUNERATION OF THE INDEPENDENT AUDITOR	18
Audit Fees	18
Recommendation of the Board	19
Pre-Approval Policies for Non-Audit Services	19
Report of the Audit Committee of the Board of Directors	20
RESOLUTION SIX – NON-BINDING, ADVISORY VOTE TO APPROVE RECEIPT OF THE ACCOUNTS AND THE INDEPENDENT AUDITOR’S REPORT ON THE ACCOUNTS	21
Recommendation of the Board	21
RESOLUTION SEVEN – NON-BINDING, ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	21
Recommendation of the Board	22
RESOLUTION EIGHT – SPECIAL RESOLUTION TO APPROVE REAUTHORIZATION OF AUTHORITY TO REPURCHASE ORDINARY SHARES	22
Recommendation of the Board	22
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	23

i

ii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this Proxy Statement other than statements of historical fact, including statements regarding our future results of operations and financial position, our business strategy and plans, and our objectives for future operations, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by the forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “guidance,” “continue,” “anticipate,” “intend,” “expect,” “predict,” “probable,” “potential,” “can,” “could,” “should,” “contemplate,” “would,” “project,” “seek,” “target,” “might,” “explore,” “plan,” “strategy,” and similar expressions or variations that are not statements of historical fact are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

Forward-looking statements set forth in this Proxy Statement include, but are not limited to, statements regarding the following:

•	the impact that the global COVID-19 pandemic may have on our business, financial position and results of operations;

•	our expectations regarding our revenue, expenses and other results of operations;

•	our anticipated strategies for growth, including the introduction of the Mimecast Solutions Framework;

•	our ability to anticipate market needs, develop new and enhanced solutions to meet those needs, and market acceptance of any new and enhanced solutions;

•	our commitment to corporate social responsibility initiatives; and

•	strategic acquisitions and our ability to use the technology we acquire to enhance the products and services we offer to our customers.

We caution you that the foregoing list does not contain all of the forward-looking statements made in this Proxy Statement. You should not rely on forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this Proxy Statement primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, operating results and prospects. The outcome of the events described in these forward-looking statements are subject to risks, uncertainties and other factors described in Part I, Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the year ended March 31, 2020. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this Proxy Statement. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.

The forward-looking statements made in this Proxy Statement relate only to events as of the date of this Proxy Statement. We undertake no obligation to update any forward-looking statements made in this Proxy Statement to reflect events or circumstances after the date of this Proxy Statement or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, or investments we may make.

iii

PROXY STATEMENT

FOR THE 2020 ANNUAL GENERAL MEETING OF THE COMPANY

TO BE HELD THURSDAY, OCTOBER 8, 2020

GENERAL INFORMATION

Our Board of Directors (the “Board”) solicits your proxy on our behalf for the 2020 Annual General Meeting (the “Annual Meeting”) of Mimecast Limited and at any postponement or adjournment of the Annual Meeting for the purposes set forth in this Proxy Statement and the accompanying Notice of 2020 Annual General Meeting of Mimecast Limited (the “Notice”). The Annual Meeting will be held at 10:00 a.m. (London time) on Thursday, October 8, 2020, at our offices, located at 1 Finsbury Avenue, London EC2M 2PF, United Kingdom. We are mailing this Proxy Statement to our shareholders beginning on August 14, 2020.

We intend to hold our Annual Meeting in person. However, we are actively monitoring the coronavirus (“COVID-19”) pandemic. We are sensitive to the public health and travel concerns our directors, officers and shareholders may have and the protocols that governments in the United Kingdom, the European Union and the United States may impose regarding travel and public gatherings. In the event it is not advisable or possible to hold our Annual Meeting in person, we will announce alternative arrangements for the Annual Meeting as promptly as practicable, which alternatives may include (i) limiting the number of attendees who are permitted to join the Annual Meeting in person, (ii) limiting in person attendance to a limited number of members of our Board and restricting shareholders from attending in person, (iii) establishing more than one formal venue (e.g. Boston, Massachusetts USA and London, United Kingdom) at which the in person Annual Meeting will be simultaneously held, or (iv) another reasonable alternative determined by the Board in its discretion. Please monitor the Investor Relations section on our website at www.mimecast.com, which will contain information about the Annual Meeting for updated information. Additionally, if we update the format of our Annual Meeting, we will announce the decision to do so in advance of the Annual Meeting via a press release and will file additional proxy materials with the U.S. Securities and Exchange Commission (the “SEC”). If you are planning to attend our Annual Meeting in person, please check our website one week prior to the Annual Meeting date. As always, we encourage you to vote your shares prior to the Annual Meeting.

In this Proxy Statement the terms “Mimecast,” “the Company,” “we,” “us,” and “our” refer to Mimecast Limited. In this Proxy Statement the terms “members”, “shareholders” and “you” refer to the holders of the Company’s ordinary shares. The mailing address of our principal executive offices is Mimecast Limited, 1 Finsbury Avenue, London EC2M 2PF, United Kingdom.

Availability of Proxy Materials	Beginning on August 14, 2020, we will mail the Notice and Proxy Statement and a proxy card to shareholders who held our ordinary shares as of August 6, 2020. These proxy materials contain instructions on how to vote. We have also enclosed our Annual Report on Form 10-K for the year ended March 31, 2020 (the “Annual Report”), which contains, among other things, our audited consolidated financial statements for the year ended March 31, 2020. This Notice and Proxy Statement and our Annual Report are also available for viewing, printing and downloading at www.proxydocs.com/MIME.

Record Date	4:00 p.m. (London time) on October 6, 2020 (the “Record Date”). You are entitled to vote only if you are a shareholder of the Company at 4:00 p.m. (London time) on the Record Date.

Quorum	At least two shareholders representing between them not less than one third of the ordinary shares in issue as of the Record Date shall constitute a quorum.

Ordinary Shares Outstanding	There were 63, 289, 939 ordinary shares outstanding as of July 20, 2020.

Voting	There are four ways a shareholder of record can vote:

(1)	By Telephone: You can vote by telephone by following the instructions in the proxy materials.

(2)	Online: You can vote online by following the instructions in the proxy materials.

(3)	By Mail: You can vote by mailing your proxy card as described in the proxy materials.

(4)

In Person: If you are a shareholder as of the Record Date, you may vote in person at the Annual Meeting. Submitting a proxy will not prevent a shareholder from attending the Annual Meeting, revoking their earlier-submitted proxy, and voting in person.

If you hold your ordinary shares through a bank or broker, please follow their instructions.

Revoking Your Proxy	Shareholders of record may revoke their proxies by attending the Annual Meeting and voting in person, by filing an instrument in writing revoking the proxy or by filing another duly executed proxy bearing a later date with our Company Secretary or by voting again online or by telephone before the cutoff time (your latest online or telephone proxy is the one that will be counted). If you hold ordinary shares through a bank or broker, you may revoke any prior voting instructions by contacting that firm. To be valid, any instrument in writing revoking a proxy, or a new duly executed proxy, must be received by the Company no later than 11:59 p.m. (London time) on Wednesday, October 7, 2020 or 48 hours (excluding non-working days) before any adjournment of the Annual Meeting.

Votes Required to Adopt Resolutions	Each of our ordinary shares outstanding on the Record Date is entitled to one vote on any proposal presented at the Annual Meeting:

Resolutions One, Two, Three, Four and Five (described below) are proposed as ordinary resolutions. This means that a majority of the votes properly cast is required to approve each such resolution.

For Resolution Six (described below), a majority of the votes properly cast is required to receive the Company’s accounts for the year ended March 31, 2020, together with the independent auditor’s report on those accounts.

For Resolution Seven (described below), a majority of the votes properly cast is required to approve the compensation of our named executive officers. Since this proposal is an advisory vote, the result will not be binding on our Board, the compensation committee of our Board, or the Company. However, the Board and the compensation committee value input from shareholders, and the Board and the compensation committee will consider the outcome of the vote when making future decisions regarding the compensation of our named executive officers.

Resolution Eight (described below) is proposed as a special resolution. This means that three-quarters of the votes properly cast is required to approve this resolution.

Broker Non-Votes and Abstentions	Under the rules that govern brokers holding ordinary shares for their customers, brokers who do not receive voting instructions from their customers have the discretion to vote uninstructed ordinary shares on routine matters, but do not have discretion to vote such uninstructed ordinary shares on non-routine matters. Only Resolutions Four and Five, the appointment of Ernst & Young LLP in the United Kingdom as the Company’s independent auditor and the authorization of the Board to approve the independent auditor’s remuneration, are considered routine matters where brokers are permitted to vote ordinary shares held by them without instruction. If your ordinary shares are held through a broker, those ordinary shares will not be voted with regard to the other resolutions unless you affirmatively provide the broker instructions on how to vote. Broker non-votes also will have no effect on the outcome of these proposals as they are not considered properly cast. Abstentions will count for purposes of determining if a quorum is present at the Annual Meeting, but because abstentions are not considered a vote in law (or cast), they will not be counted in the calculation of the votes for and against a resolution.

Voting Instructions	If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. If you submit proxy voting instructions but do not direct how your ordinary shares should be voted on each item, the persons named as proxies (provided he or she is not the Chairman of the Board (the “Chairman”) or another of our directors) will vote or abstain from voting at his or her discretion. If you appoint the Chairman or another director as your proxy on any resolution, he or she will vote in favor of the resolution. Your proxy will vote (or abstain from voting) as he or she thinks fit in relation to any other matter which is put before the Annual Meeting.

Voting Results	We will announce preliminary results at the Annual Meeting. We will report final results by filing a Current Report on Form 8-K (the “Form 8-K”) with the SEC within four business days after the Annual Meeting. If final results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

Additional Solicitation/Costs	We are paying for the distribution of the proxy materials and solicitation of the proxies. As part of this process, we reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our shareholders. Proxy solicitation expenses that we will pay include those for preparation, mailing, returning and tabulating the proxies. Our directors, officers, and employees may also solicit proxies on our behalf in person, by telephone, email or facsimile, but they do not receive additional compensation for providing those services.

Householding	Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Notice, Proxy Statement, and Annual Report, as applicable, is being delivered to multiple shareholders sharing an address unless we have received contrary instructions. We will promptly deliver a separate copy of any of these documents to you if you write to us at Mimecast Limited, c/o Mimecast North America, Inc., 191 Spring Street, Lexington, Massachusetts 02421 USA, Attn: Investor Relations, or email us at Investors@mimecast.com, or call us at (800) 614-4530. If you want to receive separate copies of the Notice, Proxy Statement, or Annual Report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address, email, or telephone number.

RESOLUTIONS ONE, TWO AND THREE

RE-ELECTION OF DIRECTORS

Our Board of Directors

The following table sets forth the composition of our Board.

Name	Age (1)	Position(s)	Director Since
Peter Bauer	46	Chairman of the Board and Chief Executive Officer	2003
Aron Ain (2)(3)	62	Director	2017
Christopher FitzGerald (3)(4)(5)	74	Director	2007
Neil Murray	53	Director	2003
Robert P. Schechter (2)(4)	71	Director	2019
Hagi Schwartz (4)	58	Director	2015
Stephen M. Ward (3)(4)	48	Director	2018
Alpna J. Doshi (2)	52	Director	2019

(1)	The age of each director is provided as of July 15, 2020.
(2)	Member of the compensation committee.
(3)	Member of the nominating and corporate governance committee.
(4)	Member of the audit committee.
(5)	Lead Independent Director.

In accordance with the terms of our Articles of Association, our Board is divided into three classes (each a “Class”), each of which consists, as nearly as possible, of one-third of the total number of directors constituting our entire Board and each of whose members serve for staggered three-year terms. As a result, only one Class of our Board is elected each year. We currently have eight directors. The members of the Classes are divided as follows:

•	the Class I directors are Aron Ain, Alpna J. Doshi and Stephen M. Ward, and their term expires at the annual meeting to be held in 2022;

•	the Class II directors are Christopher FitzGerald, Neil Murray and Robert P. Schechter, and their term expires at the Annual Meeting; and

•	the Class III directors are Peter Bauer and Hagi Schwartz, and their term expires at the annual general meeting to be held in 2021.

Upon expiration of the term of a Class, directors in that Class are eligible to be elected for a new three-year term at the annual general meeting of shareholders in the year in which their term expires. At the Annual Meeting, Christopher FitzGerald, Neil Murray and Robert P. Schechter, whose terms as Class II directors will expire at the Annual Meeting, will stand for election as Class II directors.

During the fiscal year ended March 31, 2020, Jeffrey Lieberman resigned from the Board on February 1, 2020, after serving on the Board since 2012.

The biographies of each of the nominees and continuing directors below contain information regarding each such person’s service as a director, business experience, director positions held currently or at any time during the last five years and the experiences, qualifications, attributes or skills that caused the Board and the nominating and corporate governance committee of the Board to determine that the person should serve as a director of the Company. In addition to the information presented below regarding each such person’s specific experience, qualifications, attributes and skills that led the Board and the nominating and corporate governance committee to the conclusion that such person should serve as a director, we also believe that each of our directors has a reputation for integrity, honesty and adherence to high ethical standards. Each of our directors has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to Mimecast and our Board, in some cases for many years. Finally, we value our directors’ experience in relevant areas of business management and on other boards of directors and board committees.

Our corporate governance guidelines also dictate that a majority of the Board be comprised of independent directors whom the Board has determined are “independent” under the published listing requirements of The Nasdaq Stock Market LLC (“Nasdaq”) and do not have a material relationship with Mimecast that might signal a potential conflict of interest or otherwise interfere with such director’s ability to satisfy his or her responsibilities as an independent director. See “Corporate Governance – Board Independence” below.

There are no family relationships among any of our directors, nominees for director and executive officers.

Nominees for Election for a Three-Year Term Ending at the 2023 Annual General Meeting

Based on the recommendation of the nominating and corporate governance committee, our Board has nominated Christopher FitzGerald, Neil Murray and Robert P. Schechter for election as directors to serve for a three-year term ending at the annual general meeting to be held in 2023, or until their successors are elected and qualified. Each of the nominees is a current member of our Board and has consented to serve if elected.

Christopher FitzGerald, has served as a member of our Board since April 2007. He has served as our lead independent director since our initial public offering in 2015. Mr. FitzGerald served as a non-executive director of City Merchants High Yield Trust, a London based investment company (LON: CMHY) and The Intercare Group, plc, a U.K. pharmaceuticals business later acquired by Cardinal Health, Inc. (NYSE: CAH) in 2003. Mr. FitzGerald was also a member of the Committee of Executive Directors and General Counsel at NatWest Group plc (LSE: NWBD). Before that, Mr. FitzGerald was a partner in the London law firm Slaughter and May, where he specialized in advising major financial services businesses. From 2003 to present, Mr. FitzGerald has served as a member of the finance committee of the governing body of Lincoln College, Oxford University. Mr. FitzGerald holds a Master of Arts in Jurisprudence from Oxford University. We believe Mr. FitzGerald is qualified to serve on our Board because of his extensive business, financial, legal, compliance and governance experience, and his long service to our Company.

Neil Murray, has served as a member of our Board since co-founding Mimecast in 2003 and served as our Chief Technology Officer until April 2019. Prior to co-founding Mimecast, Mr. Murray served as the Chief Technical Officer of Global Technology Services, a South African provider of business information solutions that acquired Pro Solutions (Prosol Group (Pty) Ltd.), a software development company that he co-founded in 1992. We believe Mr. Murray is qualified to serve on our Board because of his extensive knowledge and experience with our Company and our technologies, as well as in the industry in which we compete.

Robert P. Schechter, has served as a member of our Board since January 2019. Mr. Schechter currently serves as the chairman of the board of directors of PTC Inc. (Nasdaq: PTC), a global software and services company that delivers solutions to industrial customers to enable their digital product transformations. He has served on the PTC Inc. board since 2009. Mr. Schechter is also a member of PTC Inc.’s audit committee and compensation committee, and is the chair of its strategic partnerships oversight committee. From 2013 to March 2020, Mr. Schechter served on the board of directors of Telaria, Inc. (NYSE: TLRA), a provider of a software platform designed to manage premium video advertising, until it was acquired by The Rubicon Project, Inc. He served as the chairman of Telaria Inc.’s audit committee. From 2009 to June 2017, Mr. Schechter served on the board of directors of Exa Corporation (Nasdaq: EXA), a developer and distributor of computer-aided engineering software, until it was acquired by Dassault Systèmes. Mr. Schechter served as the Chief Executive Officer of NMS Communications Corporation (now known as LiveWire Mobile, Inc. (Nasdaq: LVWR)), a global provider of hardware and software solutions for the communications industry, from 1995 to 2008, and served as the chairman of its board of directors from 1996 to 2008. Mr. Schechter received a Bachelor of Science degree from Rensselaer Polytechnic Institute and a Master of Business Administration from the Wharton School of the

University of Pennsylvania. We believe Mr. Schechter is qualified to serve on our Board because of his extensive knowledge and experience in the software solutions and services industry in both management and director roles, and his extensive knowledge and experience as a public company director and as a member of public company audit and compensation committees.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES.

Directors Continuing in Office Until the 2021 Annual General Meeting

Peter Bauer, has served as our Chief Executive Officer and a member of our Board since co-founding Mimecast in 2003. Prior to that, Mr. Bauer was a Managing Director at Idion Solutions (Pty) Ltd., a South African-based software integration and development company that acquired FAB Technology (Pty) Ltd., a company that he co-founded in 1997. Mr. Bauer holds a diploma in marketing management from the Institute of Marketing Management, South Africa. We believe Mr. Bauer is qualified to serve on our Board because of his extensive knowledge and experience as the chief executive officer of our Company, as well as in the industry in which we compete.

Hagi Schwartz, has served as a member of our Board since July 2015. Mr. Schwartz is currently a Venture Partner at Western Technology Investment, a technology focused venture debt fund, which he joined in 2011, a member of the Board of Optibus Ltd., since November 2018, and the executive chairman of TuMensch Inc., since January 2019. Mr. Schwartz co-founded Pretty Simple Solutions Inc. (dba TruEquity), a cloud-based capitalization table management software company, in July 2010 and served in that role until March 2019. Mr. Schwartz also co-founded Budgeta Inc., a cloud-based financial analysis software company, in October 2014 where served as a member of the board until Budgeta Inc. was acquired by Sage Intacct in March 2018. In 2005, Mr. Schwartz founded Magnolia Capital, an investment advisory firm, where he served as Managing Director until December 2010. Previously, Mr. Schwartz was the Chief Financial Officer of several public and private technology companies including HyperRoll, Inc., ATRICA, Inc. (acquired by Nokia Siemens Networks in 2008), Noosh, Inc., Mercury Interactive Corporation (Nasdaq: MERQ) and Check Point Software Technologies Ltd. (Nasdaq: CHKP). Mr. Schwartz served on the board of directors of Silicon Graphics International Corp. (“SGI”) (Nasdaq: SGI) from August 2004 until December 2015, and was SGI’s audit committee financial expert from the time SGI went public in June of 2005 until December 2015. In addition, Mr. Schwartz served on the board of directors of BigFix, Inc., which was acquired by IBM in 2010, TUI University and several other private companies. Mr. Schwartz was the chairman of the audit committee of Collective Inc. and CAN Capital. Mr. Schwartz holds a Bachelor of Arts in Economics and Accounting from Bar Ilan University. We believe Mr. Schwartz is qualified to serve on our Board because of his financial expertise, his significant audit and financial reporting knowledge, his seasoned business perspective and his prior experience as an executive and on boards of other prominent technology companies.

Directors Continuing in Office Until the 2022 Annual General Meeting

Aron Ain, has served as a member of our Board since April 2017. Mr. Ain has served as the Chief Executive Officer and a member of the board of directors of Kronos Incorporated (“Kronos”) since 2005 and became the Chairman of the board of directors of Kronos in May 2018. He also currently serves on the Kronos compensation committee. In April 2020, Mr. Ain became the Chairman and Chief Executive Officer of The Ultimate Software Group, Inc. (“Ultimate Software”) following the merger of Ultimate Software and Kronos. Mr. Ain joined Kronos, a leading global provider of workforce management and human capital management cloud solutions, in 1979 and held several leadership roles at the company prior to becoming Chief Executive Officer. He serves on the Board of Trustees of Hamilton College and on the board of directors of Beth Israel Deaconess Medical Center. Mr. Ain also serves on the board of directors of the Combined Jewish Philanthropies of Greater Boston.

Mr. Ain holds a Bachelor of Arts in Economics and Government from Hamilton College. He has also participated in a series of executive education programs, including the AEA/Stanford Executive Institute at Stanford University. We believe Mr. Ain is qualified to serve on our Board because of his extensive experience as chief executive officer of a global software company.

Stephen M. Ward, has served as a member of our Board since January 2018. Mr. Ward has served as the Chief Information Security Officer at Home Depot (NYSE: HD) since January 2019. Prior to that, Mr. Ward served as the Chief Information Security Officer at Teachers Insurance and Annuity Association of America (commonly known as TIAA) from May 2013 until December 2018. Previously, from July 2007 through May 2013, he served in a number of executive roles at JPMorgan Chase & Co., serving most recently as the Global Head of Risk and Business Management for Cybersecurity. Prior to joining JPMorgan Chase & Co., Mr. Ward served as a Special Agent in the United States Secret Service focusing on cybersecurity, personal protection and fraud. Mr. Ward currently serves on the board of directors of CloudKnox Security Inc. Mr. Ward holds a Bachelor of Arts degree from Seton Hall University. We believe Mr. Ward is qualified to serve on our Board because of his extensive management and operational experience in the areas of cybersecurity and risk management.

Alpna J. Doshi, has served as a member of our Board since December 2019. Ms. Doshi has served as the Chief Digital Officer of Riverbed Technology, Inc. (“Riverbed”), an information technology company that enables organizations to measure digital experiences and maximize digital performance, since August 2019. Prior to joining Riverbed, Ms. Doshi was the Global Chief Information Officer at Koninklijke Philips N.V. (NYSE: PHG), a global healthcare technology company headquartered in Amsterdam, the Netherlands, from March 2016 until May 2019. From November 2009 until March 2016, she served as the Chief Information Officer of Reliance Communications Limited and the Chief Executive Officer of Reliance Tech Services Limited. Reliance Communication Limited and Reliance Tech Services Limited are affiliated with the Reliance Group, a multinational corporation headquartered in Mumbai, India. Prior to that, she served in various senior technology roles with Mahindra Satyam, an information technology services company, Deloitte & Touche Management Consulting, and Verizon Communications. Ms. Doshi currently serves as the Executive Chairman of The DigiAlps Inc., a technology consulting company that she founded. She also serves on the board of directors of Aternity Inc., an enterprise software company. Ms. Doshi received a Bachelor of Technology in computer science from Calcutta University and a Master of Science degree from the University of Maryland. We believe Ms. Doshi is qualified to serve on our Board because of her extensive global experience as an executive in the information technology, healthcare and telecommunications industries.

Executive Officers

In addition to Mr. Bauer, our Chief Executive Officer, who also serves as a director, our executive officers are:

Karen Anderson, 53, has served as our Chief Human Resources Officer since January 2019. Ms. Anderson served as the Chief Human Resources Officer of Alnylam Pharmaceuticals, Inc. (Nasdaq: ALNY) from September 2014 until January 2019. Prior to that, Ms. Anderson served as the Vice President of Human Resources at Biogen Idec (Nasdaq: BIIB) from June 2013 until September 2014, and as Vice President, Human Resources at Pfizer Inc. (NYSE: PFE) from September 2004 until June 2013. Ms. Anderson began her human resources career at the Hay Group as a consultant and holds a Masters of Organization Development from Bowling Green State University and a Bachelor of Arts in Psychology and Labor Relations from York University.

Alex Bender, 52, has served as our Senior Vice President, Global Marketing, since February 2016 and joined the Company’s executive team in January 2020. Previously, from July 2014 until February 2016, he served as Vice President, Marketing, of Onapsis, Inc., a cybersecurity provider for critical business systems. Prior to that, Mr. Bender served in several leadership roles with RSA, the Security Division of EMC (“RSA”), including General Manager, RSA Conference, Director of Experiential Marketing, and Director, Global Marketing Campaigns and Programs. He also held marketing leadership roles with Archer Technologies International, Inc., McAfee, LLC and TripAdvisor LLC. Mr. Bender holds a Bachelor of Arts in Communication from the University of Missouri.

Heather Bentley, 42, has served as our Senior Vice President, Customer Success and Support, since November 2019. From September 2018 to November 2019, Ms. Bentley served as Head of Customer Success in Europe for Automation Anywhere, Inc., a robotic process automation software company. Prior to that, from May 2004 to September 2018, Ms. Bentley held various leadership positions at NortonLifeLock Inc. (formerly known as Symantec), a software company, where she was most recently Vice President, Premium Support and Customer Success. Ms. Bentley holds a Master of Business Administration from Georgia State University, and a Bachelor of Science degree from Wake Forest University.

Rafeal E. Brown, 52, has served as our Chief Financial Officer since March 2019. Mr. Brown served as Senior Vice President, Chief Financial Officer and Treasurer of SevOne, Inc. (“SevOne”), a provider of network and infrastructure management, from December 2015 until March 2019. Before joining SevOne, from September 2013 until November 2015, Mr. Brown was Senior Vice President, Chief Financial Officer and Chief Administrative Officer at Pegasystems, Inc. (“Pegasystems”) (Nasdaq: PEGA), a publicly traded global business process management software provider. Prior to Pegasystems, Mr. Brown spent nine years at salesforce.com, inc. (NYSE: CRM), serving most recently as a Senior Vice President of Finance. Mr. Brown began his public accounting career at Arthur Andersen LLP, followed by PricewaterhouseCoopers LLP. He holds a Master of Accounting from Brigham Young University and a Bachelor of Science in accounting from Southern Utah University. He holds a certified public accounting (CPA) designation.

Dino DiMarino, 43, has served as our Chief Revenue Officer since October 2019. From August 2016 to September 2019, Mr. DiMarino served as our Senior Vice President responsible for all field sales, inside sales and the channel organization for our North American business. Previously, from July 2015 until July 2016, he served as Vice President of Sales for the Americas for RSA. Prior to that, Mr. DiMarino served in several sales leadership roles with RSA including Area Vice President of U.S., East and Canada from January 2015 to July 2015, Area Vice President of U.S. Commercial from February 2013 to December 2014, and Country Manager, Canada from April 2009 to January 2013. He also held sales leadership roles with EMC, Dell Canada and Xerox Canada. Mr. DiMarino holds a Bachelor of Business Administration degree from Wilfrid Laurier University in Waterloo, Canada.

Robert P. Nault, 56, has served as our Senior Vice President and General Counsel since September 2016. From May 2014 to May 2016, he served as Senior Vice President, General Counsel and Secretary of Constant Contact, Inc. (Nasdaq: CTCT), a provider of email marketing software, where he also served as Vice President, General Counsel and Secretary from March 2007 to May 2014 and as interim Chief Financial Officer from March 2010 to July 2010. Prior to that, Mr. Nault served as Senior Vice President, General Counsel and Secretary of RSA Security Inc. from November 2005 until November 2006 following its acquisition by EMC Corporation in September 2006. Prior to that, Mr. Nault was Vice President and General Counsel of Med-i-Bank, Inc., a provider of software and services for electronic benefit payments, from October 2004 to July 2005; Legal Consultant and Vice President and General Counsel of ON Technology Corporation, an enterprise software company, from 2001 to 2004; and Senior Vice President and General Counsel of The Pioneer Group, Inc. (“Pioneer”), a financial services and alternative investments company, from 1995 to 2000. Before joining Pioneer, Mr. Nault was a member of the corporate department of Hale and Dorr LLP (now Wilmer Cutler Pickering Hale and Dorr LLP). Mr. Nault holds a Juris Doctorate from Boston University School of Law and a Bachelor of Arts degree from the University of Rhode Island.

Christina Van Houten, 53, has served as our Chief Strategy Officer since April 2018. From 2014 to March 2018, Ms. Van Houten was Senior Vice President, Marketing Strategy & Product Management, at Infor Global Solutions (“Infor”), an enterprise software company acquired by Koch Industries, Inc. in April 2020. She served as Vice President, Industry Solution and Strategy, at Infor, from 2011 to 2014. She was Vice President of Strategy and Solutions at IBM Netezza from 2010 to 2011. Prior to that, from 2005 to 2010, she served in senior roles at Oracle Corporation. Since August 2019, Ms. Van Houten has served on the board of directors of TechTarget, Inc. (Nasdaq: TTGT), a provider of purchase intent-driven marketing and sales services. Ms. Van Houten holds a Master of Business Administration from the Booth School of Business at the University of Chicago, and a Bachelor of Arts degree from Georgetown University.

John J. Walsh, Jr., 55, has served as our Senior Vice President, Engineering, since May 2017. From October 2015 to April 2017, Mr. Walsh served as the Chief Technology Officer of Tremor Video, a provider of video ad platforms. Prior to that, from January 2013 to June 2015, he was the Chief Technology Officer of CareCloud Corporation, a provider of cloud-based practice management, electronic health record, and medical billing software and services. He served as the Senior Vice President, Engineering and Operations, at Constant Contact, Inc., from 2008 until 2012. Mr. Walsh holds a Master of Business Administration from Boston University, and a Bachelor of Science degree from Rensselaer Polytechnic Institute.

CORPORATE GOVERNANCE

Board Independence

The Board has determined that each of our directors, except for Mr. Bauer, as our Chief Executive Officer, and Mr. Murray, as our Chief Technology Officer from 2003 until April 2019, has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is “independent” within the meaning of our director independence standards and the director independence standards of Nasdaq and the SEC. Furthermore, the Board has determined that each member of each of the committees of the Board is independent within the meaning of Nasdaq’s, the SEC’s, and our applicable committees’ independence standards, including Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In making that determination, the Board considered all relevant facts and circumstances, including (but not limited to) the director’s commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships. There are no family relationships among any of our directors or executive officers. In addition, a majority of the members of the Board meets the independence standards under the rules of Nasdaq.

Periodically, the Board will evaluate all relationships between the Company and each director in light of relevant facts and circumstances for the purposes of determining whether a material relationship exists that might signal a potential conflict of interest or otherwise interfere with such director’s ability to satisfy his or her responsibilities as an independent director. Based on this evaluation, the Board will make periodic determinations of whether each director is independent within the meaning of Nasdaq’s, the SEC’s, and our applicable committees’ independence standards.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, Controller or Principal Accounting Officer, or other persons performing similar functions. The current version of the Code of Business Conduct and Ethics is available on the Investor Relations section on our website at www.mimecast.com. A copy of the Code of Business Conduct and Ethics may also be obtained, free of charge, upon a request directed to our Chief Compliance Officer at Mimecast Limited, c/o Mimecast North America, Inc., 191 Spring Street, Lexington, Massachusetts 02421 USA, or complianceofficer@mimecast.com. We intend to disclose any amendment or waiver of a provision of the Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website (available at www.mimecast.com) and/or in our public filings with the SEC.

Corporate Governance Guidelines

The Board has adopted corporate governance guidelines to assist and guide its members in the exercise of its responsibilities. These guidelines should be interpreted in accordance with any requirements imposed by applicable Jersey law or regulation, Nasdaq corporate governance listing standards and our Articles of Association. Our corporate governance guidelines are available on the Investor Relations section of our website at www.mimecast.com. Although these corporate governance guidelines have been approved by the Board, it is expected that these guidelines will evolve over time as customary practice and legal requirements change. In particular, those guidelines that encompass legal, regulatory or exchange requirements as they currently exist will be deemed to be modified as and to the extent that such legal, regulatory or exchange requirements are modified. In addition, the guidelines may also be amended by the Board at any time as it deems appropriate.

Board and Committee Meetings

The Board meets on a regularly scheduled basis during the year to review significant developments affecting us and to act on matters requiring their approval. It also holds special meetings when important matters require action between scheduled meetings. Members of senior management regularly attend meetings to report on and discuss their areas of responsibility. During the year ended March 31, 2020, the Board held eight meetings and acted by written consent on ten occasions. The Board has three standing committees:

•	the audit committee of our Board, which held five meetings in the year ended March 31, 2020;

•	the compensation committee of our Board, which held three meetings in the year ended March 31, 2020; and

•	the nominating and corporate governance committee, which held two meetings in the year ended March 31, 2020.

Three of our directors attended 100% and the remaining directors attended at least 75%, of all meetings of the Board and meetings of committees of our Board upon which they served (during the periods that they served) during the year ended March 31, 2020. The Board regularly holds executive sessions of the independent directors. Executive sessions do not include employee directors or directors who do not qualify as independent under Nasdaq and SEC rules. It is our policy that members of our Board are encouraged to attend annual general meetings of our shareholders; however, attendance is not mandatory. Three of the eight directors then in office attended the 2019 annual general meeting.

Committees

Our Articles of Association provide that the Board may delegate any of its powers to committees. The Board has three standing committees: the audit committee, the compensation committee, and the nominating and corporate governance committee. The Board has also adopted a written charter for each of the three standing committees. Each committee charter is available on the Investor Relations section of our website at www.mimecast.com.

Audit Committee

Messrs. FitzGerald, Schechter, Schwartz and Ward currently serve on the audit committee, which is chaired by Mr. Schwartz. The Board has determined that each member of the audit committee is “independent” for audit committee purposes as that term is defined under Rule 10A-3 of the Exchange Act, and the applicable Nasdaq rules. Each member of the audit committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. The Board has designated Mr. Schwartz as an “audit committee financial expert,” as defined under the applicable rules of the SEC. The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence, objectivity and effectiveness of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from that firm;

•

monitoring the integrity of our financial statements by reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	reviewing and monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing, together with the full Board and other appropriate committees, our risk assessment and risk management policies;

•	establishing policies regarding hiring employees from our independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our internal auditing staff, if any, our independent registered public accounting firm and management; and

•	reviewing and approving or ratifying any related person transactions.

The audit committee met five times and acted by written consent on two occasions during the year ended March 31, 2020.

Compensation Committee

Ms. Doshi and Messrs. Ain and Schechter currently serve on the compensation committee, which is chaired by Mr. Schechter. Ms. Doshi joined the compensation committee in December 2019. Mr. Schechter was appointed as chairman of the compensation committee in February 2020 following Mr. Lieberman’s resignation from the Board and the compensation committee on February 1, 2020. The Board has determined that each member of the compensation committee is “independent” as that term is defined in the applicable SEC and Nasdaq rules. The compensation committee’s responsibilities include:

•	reviewing and approving, or reviewing and making recommendations to our Board with respect to, the compensation of our executive officers, or directors and senior management, respectively;

•	overseeing an evaluation of our executive management; and

•	overseeing and administering our equity incentive plans in operation from time to time.

The compensation committee may delegate authority to one or more subcommittees consisting of one or more of its members as it deems appropriate to carry out its responsibilities. The compensation committee met three times and acted by written consent on eight occasions during the year ended March 31, 2020.

Compensation Committee Interlocks and Insider Participation

During the year ended March 31, 2020, the members of our compensation committee included Ms. Doshi and Messrs. Ain, Lieberman and Schechter. Mr. Lieberman resigned from the compensation committee in February 2020. None of the members of our compensation committee has at any time been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or compensation committee. For a description of transactions between us and members of our compensation committee and affiliates of such members, please see “Certain Relationships and Related Party Transactions.”

Nominating and Corporate Governance Committee

Messrs. Ain, FitzGerald and Ward currently serve on the nominating and corporate governance committee, which is chaired by Mr. FitzGerald. Mr. Ward joined the nominating and corporate governance committee in March 2020. During the year ended March 31, 2020, Mr. Lieberman also served on our nominating and corporate governance committee until his resignation in February 2020. The Board has determined that each member of the nominating and corporate governance committee is “independent” as that term is defined in the applicable SEC and Nasdaq rules. The nominating and corporate governance committee’s responsibilities include:

•	identifying individuals qualified to become members of our Board;

•	recommending to our Board the persons to be nominated for election as directors and to each of our Board’s committees;

•	reviewing and making recommendations to our Board with respect to our Board leadership structure;

•	reviewing and making recommendations to our Board with respect to management succession planning; and

•	developing and recommending to our Board corporate governance principles.

The nominating and corporate governance committee met two times and acted by written consent on three occasions during the year ended March 31, 2020.

Identifying and Evaluating Director Nominees

The Board has delegated the director selection and nomination process to the nominating and corporate governance committee, with the expectation that other members of the Board, and of management, will be requested to take part in the process as appropriate.

Generally, the nominating and corporate governance committee identifies candidates for director nominees in consultation with management, through the use of search firms or other advisors, through the recommendations submitted by shareholders or through such other methods as the nominating and corporate governance committee deems to be helpful to identify candidates. Once candidates have been identified, the nominating and corporate governance committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the nominating and corporate governance committee. The nominating and corporate governance committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the nominating and corporate governance committee deems to be appropriate in the evaluation process. The nominating and corporate governance committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board. Based on the results of the evaluation process, the nominating and corporate governance committee recommends candidates for the Board’s approval as director nominees for election to the Board. Our nominating and corporate governance committee also has the authority to retain the services of an executive search firm to help identify and evaluate potential director candidates and did so with respect to the candidacy of each of Mr. Ain, who was elected to the Board in April 2017, Geraldine Elliott, who was elected to the Board in November 2017 and served until March 2018, and Ms. Doshi, who was elected to the Board in December 2019.

Minimum Qualifications

In evaluating proposed director candidates, the nominating and corporate governance committee may consider all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed director candidate, his or her depth and breadth of professional experience or other background characteristics, his or her independence, the current size and composition of our Board and the needs of our Board and its respective committees. Some of the qualifications that our nominating and corporate governance committee consider include, without limitation, integrity, judgment, diversity of experience, expertise, business acumen, understanding of our business and industry, potential conflicts of interest and other commitments. Nominees must also have proven achievement and competence in their field and the ability to provide guidance to our management team and make significant contributions to our success, and an understanding of the fiduciary responsibilities that are required of a director. Director candidates must have sufficient time available in the judgment of our nominating and corporate governance committee to perform all Board and committee responsibilities. Members of our Board are expected to prepare for, attend, and participate in all Board and applicable committee meetings.

The charter of our nominating and corporate governance committee includes a specific policy with regard to the consideration of diversity in identifying director nominees, which we believe is essential to have directors representing diversity in many areas, including but not limited to race, ethnicity, gender, age, background, and professional experience. Accordingly, diversity is one of the factors considered by the nominating and corporate governance committee in identifying director nominees.

Shareholder Recommendations

Shareholders may submit recommendations for director candidates to the nominating and corporate governance committee by sending the individual’s name, age, address, current and previous employment dating back five years, and qualifications to Mimecast Limited, c/o Mimecast North America, Inc., 191 Spring Street, Lexington, Massachusetts 02421 USA, Attn: Company Secretary, who will forward all recommendations to the nominating and corporate governance committee. The nominating and corporate governance committee will evaluate any candidates recommended by shareholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

Shareholder Communications

The Board provides to every shareholder the ability to communicate with the Board, as a whole, and with individual directors on the Board through an established process for shareholder communication. For a shareholder communication directed to the Board as a whole, or a shareholder communication directed to an individual director in his or her capacity as a member of the Board, shareholders may send such communication to the attention of the Company’s legal department via U.S. Mail or expedited delivery service to Mimecast Limited, c/o Mimecast North America, Inc., 191 Spring Street, Lexington, Massachusetts 02421 USA, Attn: Legal Department.

Our legal department will review all incoming shareholder communications and, if appropriate, will forward any such communication to each director, and the Chairman in his or her capacity as a representative of the Board, to whom such communication is addressed, unless there are safety or security concerns that mitigate against further transmission.

Board and Committee Evaluations

The nominating and corporate governance committee oversees the annual Board and committee evaluation process. Generally, the Board and each committee conduct self-evaluations. During the year ended March 31, 2020, the nominating and corporate governance committee met in November 2019 to assess the effectiveness of the Board and the committees. The nominating and corporate governance committee then provided this assessment to the full Board. The nominating and corporate governance committee establishes the Board and committee evaluation process each year and may determine to use an independent third party evaluation process from time to time in the future.

Board Leadership Structure

Mr. Bauer serves as our Chief Executive Officer and as Chairman. The Board believes that having our Chief Executive Officer as Chairman facilitates the Board’s decision-making process because Mr. Bauer has first-hand knowledge of our operations and the major issues facing us. This also enables Mr. Bauer to act as the key link between the Board and other members of management.

Our Board has appointed Mr. FitzGerald to serve as our Lead Independent Director. As Lead Independent Director, Mr. FitzGerald reviews and approves agendas for regular quarterly meetings of the Board, presides over meetings of our independent directors, serves as a liaison between the Chairman and the independent directors and performs such additional duties as our Board may otherwise determine and delegate.

The Board’s Role in Risk Oversight

One of the key functions of our Board is informed oversight of our risk management process. Risk is inherent with every business, and we face a number of risks, including, among others, strategic, financial, business and operational, competitive, compliance, cybersecurity, and reputational risks. We have implemented processes to manage risk given our size and the nature of our operations. Our management team is responsible for the day-to-day management of risks the Company faces, while our Board, as a whole and assisted by its committees, has responsibility for the oversight of risk management. The risk oversight process includes receiving regular reports from members of senior management to enable our Board to understand our risk identification, risk management, and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, cybersecurity, strategic, and reputational risk. In its risk oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by our management team are appropriate and functioning as designed.

Our Board does not have a standing risk management committee, but rather administers its oversight function directly through the Board as a whole, as well as through its standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure and reviewing periodically overall enterprise risk management. Our audit committee is responsible for reviewing and discussing our major financial risk exposures and the steps our management has taken to monitor and control these exposures. Our audit committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our external audit function. Our compensation committee reviews and discusses the risks arising from our compensation philosophy and practices applicable to all employees that are reasonably likely to have a materially adverse effect on us. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines.

Our Board believes that open communication between our management team and our Board is essential for effective risk management and oversight. Our Board meets with our Chief Executive Officer and other members of the senior management team at quarterly meetings of our Board, as well as at such other times as they deem appropriate, where, among other topics, they discuss major risk exposures, their potential impact on our business, and the steps we take to manage them. In addition, one of our Board members with specific subject matter expertise meets regularly with our senior management team that manages our enterprise risk management function.

Director Compensation

Members of our Board who are our employees do not receive compensation for their service as directors. The chart below sets forth the annual cash compensation our non-employee directors receive for service on the Board and the committees on which they serve. Mr. Lieberman, who resigned from the Board in February 2020, was never considered to be a non-employee director for this purpose and never received any compensation under our non-employee director compensation policy.

Director–Cash Compensation
Annual Retainer – All non-employee directors	$50,000
Audit Committee Chairperson	$25,000
Compensation Committee Chairperson	$7,500
Nominating and Corporate Governance Committee Chairperson	$5,000
Lead Independent Director	$15,000

We pay our non-employee directors quarterly. We also reimburse each non-employee director for out-of-pocket expenses incurred in connection with attending our Board and committee meetings. The compensation committee, with the assistance of our independent compensation consultant, reviews director compensation periodically and recommends changes to the Board as necessary.

Under our non-employee director compensation policy, each new non-employee director receives, at the time of his or her appointment to the Board, an initial, one-time equity grant (the “Initial Grant”) of restricted share units (“RSUs”) with a grant date fair value equal to $200,000. The Initial Grant vests in equal annual installments over three years, provided, however, that all vesting ceases if the director resigns from the Board or otherwise ceases to serve as a director of the Company, unless the Board determines that the circumstances warrant continuation of vesting. There is a requirement that each non-employee director retain at least 50% of the shares underlying the Initial Grant while the director remains a member of the Board. In addition, on the date of each annual general meeting of shareholders, each continuing non-employee director who has served as a director for the previous six months receives an annual equity grant of RSUs (the “Annual Grant”) with a grant date fair value equal to $150,000 that vests in full on the first anniversary of the date of grant, provided, however, that all vesting ceases if the director resigns from the Board or otherwise ceases to serve as a director of the Company, unless the Board determines that the circumstances warrant continuation of vesting. In February 2020, based on the recommendation of the compensation committee, the Board voted to increase the grant date fair value of the Annual Grant from $150,000 to $175,000. This increase will be effective for the grants that will occur at the time of the Annual Meeting. At the same time, the Board also adopted an equity ownership guideline for all directors that provides that each director shall maintain an equity ownership position in the Company at least equal to five (5) times the current annual cash retainer payable to all non-employee directors, or $250,000. The calculation of equity ownership shall include all ordinary shares beneficially owned by the non-employee director (i.e., reported as owned by the director in filings required under Section 16 of the Exchange Act), plus vested, in-the-money share options. These guidelines shall apply to each director at the later of (x) five years from his or her initial election to the Board, or (y) April 1, 2025 (five years from the effective date of the ownership guidelines).

The following table sets forth information regarding compensation earned by each non-employee director who served during the year ended March 31, 2020:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Aron Ain	50,000	149,969	199,969
Alpna J. Doshi (3)	16,667	199,995	216,662
Christopher FitzGerald (4)	70,000	149,969	219,969
Neil Murray (4)(5)	50,000	149,969	199,969
Robert P. Schechter (6)	51,250	149,969	201,219
Hagi Schwartz	75,000	149,969	224,969
Stephen M. Ward	50,000	149,969	199,969

(1)	Amounts in this column represent fees earned under the non-employee director compensation policy for the fiscal year ended March 31, 2020.
(2)

Amounts in this column represent the grant date fair value of RSUs granted to the non-employee directors during the year ended March 31, 2020, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”), excluding the estimated impact of forfeitures related to service-based vesting conditions, and do not represent the actual value that may be realized by directors upon vesting or settlement of the awards. The assumptions made in valuing the RSUs reported in this column are discussed in Notes 2 and 13 to our audited financial statements for the year ended March 31, 2020, included in our Annual Report.

(3)	Ms. Doshi joined the Board effective December 1, 2019.
(4)	Mr. FitzGerald’s and Mr. Murray’s director fees are set in U.S. dollars, but are paid in British pounds based on the then current currency exchange rate.
(5)

Mr. Murray was an employee of the Company until April 5, 2019. Beginning on April 5, 2019, Mr. Murray became eligible for compensation as a non-employee director under the terms of our non-employee director compensation policy.

(6)	Mr. Schechter was appointed to serve as chairman of the compensation committee, effective February 1, 2020.

The following table sets forth the aggregate number of ordinary shares underlying RSUs held as of March 31, 2020 by each person who served as director during the year ended March 31, 2020, except Mr. Bauer, whose outstanding equity as of March 31, 2020 is set forth below under “Executive Compensation – Outstanding Equity Awards at March 31, 2020 Table,” and Mr. Lieberman, who never held any RSUs:

Name	Number of RSUs Held as of March 31, 2020 (#)
Aron Ain	7,017
Alpna J. Doshi	4,605
Christopher FitzGerald	3,930
Neil Murray	3,930
Robert P. Schechter	7,973
Hagi Schwartz	3,930
Stephen M. Ward	6,292

RESOLUTIONS FOUR AND FIVE

APPROVAL OF THE APPOINTMENT OF OUR INDEPENDENT AUDITOR, AND AUTHORIZATION OF THE BOARD TO DETERMINE THE REMUNERATION OF THE INDEPENDENT AUDITOR

We have appointed Ernst & Young LLP in the United Kingdom (“EY UK”) as our independent auditor to perform the audit of our consolidated financial statements in Jersey for the fiscal year ending March 31, 2021, and we are asking shareholders to approve this appointment. On a global basis, we have appointed Ernst & Young LLP in the United States (“EY US”) as our independent registered public accounting firm for SEC reporting purposes. Ernst & Young LLP on a global basis (“EY Global”) has served as our auditor since 2015.

The audit committee annually reviews the independent auditor’s independence, including reviewing all relationships between the independent auditors and us and any disclosed relationships or services that may impact the objectivity and independence of the independent auditor, and the independent auditor’s performance. A majority of the votes properly cast is required in order to appoint EY UK as our independent auditor.

We expect that a representative of EY UK will attend the Annual Meeting and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from shareholders.

Audit Fees

The following table sets forth the total fees billed by EY Global for audit, audit-related, tax and all other services rendered for the year ended March 31, 2020 and the year ended March 31, 2019:

Fee Category	Year Ended March 31, 2020	Year Ended March 31, 2019
Audit Fees (1)	$2,066,226	$1,765,040
Audit-Related Fees (2)	1,000	329,000
Tax Fees (3)	83,000	100,000
Other Fees (4)	15,000	12,375

Total Fees	$2,165,226	$2,206,415

(1)

Audit Fees. Represents aggregate fees, and related expenses, for professional services provided in connection with the annual audit of our consolidated financial statements and our internal control over financial reporting, the review of our quarterly condensed consolidated financial statements, statutory audits, consultations on accounting matters directly related to the audit, consents and assistance with and review of documents filed with the SEC.

(2)

Audit-Related Fees. Represents aggregate fees for accounting consultations and other services, including financial and tax due diligence in the fiscal years ended March 31, 2020 and March 31, 2019, that were reasonably related to the performance of audits or reviews of our consolidated financial statements and were not reported above under “Audit Fees.”

(3)

Tax Fees: Represents aggregate fees for routine tax advice, transfer pricing planning and documentation, and business restructuring and integration tax consulting for the fiscal years ended March 31, 2020 and March 31, 2019.

(4)

Other Fees. Represents aggregate fees billed for products and services provided by the independent registered public accounting firm other than those disclosed above. These fees consisted of an amount paid for the use of an online accounting research tool.

The audit committee pre-approved all services performed by EY Global for the fiscal years ended March 31, 2020 and 2019.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE APPOINTMENT OF ERNST & YOUNG LLP IN THE UNITED KINGDOM AS OUR INDEPENDENT AUDITOR FOR THE FISCAL YEAR ENDING MARCH 31, 2021.

THE BOARD ALSO RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE BOARD TO DETERMINE THE INDEPENDENT AUDITOR’S REMUNERATION.

Pre-Approval Policies for Non-Audit Services

The audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. These policies generally provide that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the audit committee or the engagement is entered into pursuant to the pre-approval procedure described below.

The audit committee pre-approves all auditing services and the terms of non-audit services, but only to the extent that the non-audit services are not prohibited under applicable law and the committee determines that the non-audit services do not impair the independence of the independent registered public accounting firm. In situations where it is impractical to wait until the next regularly scheduled quarterly meeting, the chairman of the audit committee has been delegated authority to approve audit and non-audit services. The chairman is required to report any approvals to the full committee at its next scheduled meeting.

From time to time, the audit committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount. Any proposed services exceeding pre-approved amounts will also require separate pre-approval by the audit committee.

Report of the Audit Committee of the Board of Directors

The information contained in this audit committee report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. No portion of this audit committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that Mimecast specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

This report is submitted by the audit committee of the Board. None of the members of the audit committee is an officer or employee of Mimecast, and the Board has determined that each member of the audit committee is “independent” for audit committee purposes as that term is defined under Rule 10A-3 of the Exchange Act, and the applicable Nasdaq rules. Each member of the audit committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. The Board has designated Mr. Schwartz as an “audit committee financial expert,” as defined under the applicable rules of the SEC. The audit committee operates under a written charter adopted by the Board.

The audit committee’s general role is to assist the Board in monitoring the Company’s financial reporting process and related matters. Its specific responsibilities are set forth in its charter.

The audit committee has reviewed the Company’s consolidated financial statements for the year ended March 31, 2020, and met with management, as well as with representatives of EY US, the company’s independent registered public accounting firm, to discuss the consolidated financial statements. The audit committee also discussed with members of EY US various matters, including those matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301 (Communications with Audit Committees).

The audit committee reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of the Company’s internal control over financial reporting. The audit committee meets with representatives of the independent registered public accounting firm, with and without management present, to discuss the results of their examinations; their evaluations of the Company’s internal control, including internal control over financial reporting; and the overall quality of the Company’s financial reporting.

In addition, the audit committee received the written disclosures and the letter from EY US required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and discussed with members of EY US its independence.

Based on these discussions, the financial statement review and other matters it deemed relevant, the audit committee recommended to the Board that the Company’s audited consolidated financial statements for the fiscal year ended March 31, 2020 be included in its Annual Report on Form 10-K for the year ended March 31, 2020.

Audit Committee

Hagi Schwartz, Chairman

Christopher FitzGerald

Robert P. Schechter

Stephen M. Ward

RESOLUTION SIX

NON-BINDING, ADVISORY VOTE TO APPROVE RECEIPT OF THE ACCOUNTS AND THE INDEPENDENT AUDITOR’S REPORT ON THE ACCOUNTS

As a company organized under the laws of the Bailiwick of Jersey, for each financial year the directors must present audited accounts and an independent auditor’s report on the financial statements to shareholders at an annual general meeting. Those to be presented at the Annual Meeting are in respect of the year ended March 31, 2020 and will be delivered to the Jersey Companies Registry following the Annual Meeting. The Jersey statutory accounts are substantially similar to the financial statements included in our Annual Report, which was filed with the SEC on May 22, 2020 and distributed to our shareholders with this Proxy Statement. In accordance with our obligations under Jersey law, we will provide our shareholders at the Annual Meeting an opportunity to receive the annual report and ask any relevant and appropriate questions of the representative of EY UK in attendance at the Annual Meeting. The full accounts, including the independent auditor’s report, of Mimecast will be available for inspection prior to and during the Annual Meeting. The vote on this resolution is an advisory vote only, and therefore, not binding on the Company or the Board. However, the Board will consider the voting results when making decisions regarding the future strategy and operations of the Company.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE RECEIPT OF THE REPORT OF THE INDEPENDENT AUDITOR AND THE ACCOUNTS FOR THE YEAR ENDED MARCH 31, 2020.

RESOLUTION SEVEN

NON-BINDING, ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Section 14A of the Exchange Act requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, at least once every three years, the compensation of our named executive officers as disclosed in our annual proxy statement in accordance with the compensation disclosure rules of the SEC. At the annual general meeting held in 2018, our shareholders voted for annual votes, and our Board has determined that an annual non-binding, advisory vote to approve the compensation of our named executive officers will allow our shareholders to provide timely and direct input on the Company’s executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. Further, the Board believes that an annual vote is therefore consistent with our efforts to engage in an ongoing dialogue with our shareholders on executive compensation and corporate governance matters. Accordingly, we currently provide an annual non-binding, advisory vote to approve the compensation of our named executive officers and it is anticipated that the next advisory vote to approve named executive officer compensation will be conducted at our annual general meeting to be held in 2021.

As described in detail below under the heading “Executive Compensation — Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our shareholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term financial, operational and strategic goals and the achievement of increased total shareholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

Shareholders are urged to read the “Executive Compensation” section of this Proxy Statement, including the “Compensation Discussion and Analysis,” which discusses how our executive compensation policies and procedures implement our compensation philosophy and contains tabular information and narrative discussion about the compensation of our named executive officers. Our Board and the compensation committee believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving our executive compensation program goals.

The vote on this resolution is not intended to address any specific element of compensation but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. The vote is advisory, which means that the vote is not binding on the Company, our Board or the compensation committee. Although non-binding, the Board and the compensation committee value the opinions that shareholders express in their votes and will review the voting results and take them into consideration as they deem appropriate when making future decisions regarding our executive compensation program.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF, ON AN ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

RESOLUTION EIGHT

SPECIAL RESOLUTION TO APPROVE

REAUTHORIZATION OF AUTHORITY TO REPURCHASE ORDINARY SHARES

Our Board is currently authorized to repurchase up to 40,000,000 ordinary shares of the Company at a price that is at least $0.012 per ordinary share (exclusive of any expenses) and that does not exceed (exclusive of any expenses) the greater of (i) an amount equal to five per cent above the average of the high and low sales prices for ordinary shares as quoted on the Nasdaq Global Select Market or such other principal market on which the ordinary shares are traded for the five business days immediately preceding the day on which such ordinary shares are contracted to be purchased and (ii) the higher of the price of the last closing price and the highest bid price as quoted on the Nasdaq Global Select Market or such other principal market on which the ordinary shares are traded at the time that the purchase is carried out (the “Repurchase Authority”). This Repurchase Authority was granted to our directors in November 2015 but expires on October 31, 2020 (the “2015 Authority”). Although no shares have been repurchased to date and our Board does not have a current intention to effect a repurchase, the Board considers it in the best interests of the Company and its shareholders to renew the Repurchase Authority for an additional five year period to expire on October 7, 2025 in order to provide the directors with the continued flexibility to repurchase shares. Notwithstanding the expiration of such authority on October 7, 2025, the Company would be permitted to make a contract or contracts to purchase our ordinary shares under this authority before the expiration of this authority, which will or may be executed wholly or partly after the expiration of this authority, and may make purchases of our ordinary shares in pursuance of any such contract as if such authority had not expired If this resolution is passed, our Board will be authorized to purchase our ordinary shares within the parameters set out in the resolution, and our Board will be empowered to elect to hold any ordinary shares so repurchased as treasury shares. The authority hereby conferred will replace and supersede the 2015 Authority, except that after the date of the approval of this resolution the Company may make purchases of our ordinary shares under the 2015 Authority in pursuance of any contract or contracts to purchase our ordinary shares entered into under the 2015 Authority prior to the approval of this resolution.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE REAUTHORIZATION OF AUTHORITY TO REPURCHASE ORDINARY SHARES.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us regarding the beneficial ownership of our ordinary shares as of June 30, 2020, for:

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our ordinary shares;

•	each of our named executive officers;

•	each of our directors and director nominees; and

•	all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted by footnote, and subject to community property laws where applicable, we believe, based on the information provided to us, that the persons and entities named in the table below have sole voting and investment power with respect to all ordinary shares shown as beneficially owned by them.

The table lists applicable percentage ownership based on 63,269,191 ordinary shares outstanding as of June 30, 2020, unless indicated otherwise. Options to purchase ordinary shares that are exercisable, and ordinary shares that may be acquired upon the vesting of RSUs, in each case, within 60 days of June 30, 2020, are deemed to be beneficially owned by the persons holding these options or RSUs, as applicable, for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person’s ownership percentage. Unless otherwise indicated, the address for each beneficial owner is c/o Mimecast Limited, 1 Finsbury Avenue, London EC2M 2PF, United Kingdom.

	Ordinary Shares beneficially owned
Name of beneficial owner	Number	Percentage
5% shareholders:
Abdiel Capital Management, LLC (1)	3,684,513	5.8%
Whale Rock Capital Management LLC (2)	3,540,957	5.6%
Wellington Management Group LLP (3)	3,303,565	5.2%
Named executive officers and directors:
Aron Ain	13,480	*
Peter Bauer (4)	4,006,079	6.3%
Heather Bentley	—	—
Rafeal E. Brown (5)	65,095	*
Dino DiMarino (6)	96,867	*
Alpna J. Doshi	—	—
Christopher FitzGerald (7)	90,042	*
Edward Jennings	—	—
Neil Murray	1,251,665	2.0%
Robert P. Schechter	2,021	*
Hagi Schwartz (8)	30,264	*
Christina Van Houten (9)	92,303	*
Stephen M. Ward	8,943	*

All executive officers (including Mr. Jennings) and directors as a group (17 persons) (10)	6,097,853	9.5%

(*)	Represents beneficial ownership of less than 1%.

(1)

This ownership information is as of December 31, 2019 and is based solely on a Schedule 13G/A filed by Abdiel Capital Management, LLC (“Abdiel Capital”) with the SEC on February 14, 2020. According to the filing, the ownership consists of (i) 3,575,264 ordinary shares held by Abdiel Qualified Master Fund, LP and (ii) 109,249 ordinary shares held by Abdiel Capital, LP. As reported on the Schedule 13G/A, Abdiel Capital Management, LLC and Abdiel Capital Advisors, LP serve as the general partner and the investment manager, respectively, of Abdiel Qualified Master Fund, LP and Abdiel Capital, LP. Colin T. Moran serves as managing member of Abdiel Capital Management, LLC and Abdiel Capital Partners, LLC, which serves as the general partner of Abdiel Capital Advisors, LP. The principal business address of Abdiel Capital is 90 Park Avenue, 29th Floor, New York, NY 10016.

(2)

This ownership information is as of December 31, 2019 and is based solely on a Schedule 13G/A filed by Whale Rock Capital Management LLC (“Whale Rock”) with the SEC on February 14, 2020. According to the filing, these ordinary shares are owned by certain investment limited partnerships for which Whale Rock serves as investment manager, including Whale Rock Flagship Master Fund, LP. Whale Rock, as those investment limited partnerships’ investment manager, and Alexander Sacerdote, as managing member and owner of Whale Rock, may be deemed to beneficially own such shares. The principal business address of Whale Rock is 2 International Place, 24th Floor, Boston, MA 02110.

(3)

This ownership information is as of December 31, 2019 and is based solely on a Schedule 13G filed by Wellington Management Group LLP (“Wellington Parent”) with the SEC on January 28, 2020. According to the filing, these ordinary shares are owned by clients of one or more of certain investment advisors directly or indirectly owned by Wellington Parent. As reported on the Schedule 13G, Wellington Group Holdings LLP (“Group Holdings”) is owned by Wellington Parent, Wellington Investment Advisors Holdings LLP (“Advisors Holdings”) is owned by Group Holdings, and Advisors Holdings controls directly, or indirectly though Wellington Management Global Holdings, Ltd., the Wellington Investment Advisers (as defined in the Schedule 13) which includes Wellington Management Company LLP (“Management Company”). Each of Wellington Parent, Group Holdings and Advisors Holdings has shared voting power over 2,954,433 ordinary shares and shared dispositive power over 3,303,565 ordinary shares, and Management Company has shared voting power over 2,900,150 ordinary shares and shared dispositive power over 3,104,633 ordinary shares. The principal business address of Wellington Parent, Group Holdings, Advisors Holdings and Management is c/o Wellington Management Company LLP, 280 Congress Street, Boston, Massachusetts 02210.

(4)

Consists of (i) 95,000 ordinary shares held directly by Mr. Bauer, (ii) 1,524,376 ordinary shares held by the Declaration of Trust of Peter Bauer, (iii) 254,430 ordinary shares issuable upon the exercise of share options exercisable within 60 days of June 30, 2020, (iv) 2,127,500 ordinary shares held by Rock Trustees Limited as Trustees of the Butterworth Trust, of which Mr. Bauer is a beneficiary (as trustee of the Butterworth Trust, Rock Trustees Limited exercises dispositive power over the ordinary shares held by the Butterworth Trust), and (v) 4,773 ordinary shares held by The Bauer Irrevocable Trust – 2020.The ordinary shares held by The Bauer Irrevocable Trust – 2020 are held for the benefit of Mr. Bauer’s children and he disclaims beneficial ownership of the ordinary shares held by The Bauer Irrevocable Trust – 2020 as he does not have voting or dispositive power with respect to the ordinary shares held by The Bauer Irrevocable Trust – 2020.

(5)	Consists of (i) 8,845 ordinary shares held directly by Mr. Brown, and (ii) 56,250 ordinary shares issuable upon the exercise of share options exercisable within 60 days of June 30, 2020.
(6)	Consists of (i) 5,307 ordinary shares held directly by Mr. DiMarino, and (ii) 91,560 ordinary shares issuable upon the exercise of share options exercisable within 60 days of June 30, 2020.
(7)

Consists of (i) 25,042 ordinary shares held directly by Mr. FitzGerald, and (ii) 65,000 ordinary shares held by Mr. FitzGerald’s spouse. Mr. FitzGerald disclaims beneficial ownership of the ordinary shares held by his spouse.

(8)

Consists of (i) 4,205 ordinary shares held directly by Mr. Schwartz and (ii) 26,059 ordinary shares held by the Schwartz Family Trust. Mr. Schwartz is a beneficiary and the sole trustee of the Schwartz Family Trust.

(9)	Consists of (i) 13,243 ordinary shares held directly by Ms. Van Houten, and (ii) 79,060 ordinary shares issuable upon the exercise of share options exercisable within 60 days of June 30, 2020.
(10)	See footnotes 1 through 9 above. Includes 908,409 ordinary shares issuable upon the exercise of share options exercisable within 60 days after June 30, 2020.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes the Company’s executive compensation program for the fiscal year ended March 31, 2020 (“FY 2020” or “fiscal 2020”), as it relates to the following “named executive officers” (“NEOs”):

Name	Title
Peter Bauer	Chairman and Chief Executive Officer (“CEO”)
Rafeal E. Brown	Chief Financial Officer
Dino DiMarino (1)	Chief Revenue Officer
Heather Bentley (2)	Senior Vice President, Customer Success and Support
Christina Van Houten	Chief Strategy Officer
Edward Jennings (3)	Former Chief Operating Officer

(1)	Mr. DiMarino was promoted to Chief Revenue Officer effective October 1, 2019.
(2)	Ms. Bentley joined the Company on November 25, 2019.
(3)	Mr. Jennings’ employment with the Company terminated on December 31, 2019.

The following discussion should be read together with the compensation tables and related disclosures set forth below.

Executive Summary

Business Overview

Mimecast is a leading global provider of next generation cloud security and risk management services for email and corporate information. Our integrated suite of proprietary cloud services protects customers of all sizes from the significant business and data security risks to which their email and other corporate systems expose them. Our Email Security 3.0 and Cyber Resilience Extension offerings are designed to protect customers in today’s rapidly changing security environment.

The threat landscape and the resulting opportunity for disruption have evolved significantly over the last several years. Organizations of all sizes are increasingly dependent on digital technology and corporate systems that often extend beyond the perimeter of the organization. These systems typically do not operate in a stand-alone environment but instead are connected with and rely upon other systems, many of which are outside the control of the organization. Finally, an ever-changing and increasingly complex regulatory environment places significant compliance burdens on organizations and subjects them to harsh penalties in the event of failure. These evolving trends, dependencies, interdependencies and regulatory burdens have only increased the potential impact of disruption caused by perennial risks, such as malicious action, human error and technological failure.

During fiscal 2020, we introduced the Mimecast Solutions Framework, which is designed to offer our customers a compelling and comprehensive cyber resilience strategy. Our Email Security 3.0 strategy addresses threats in three distinct zones: at the email perimeter (Zone 1); inside the network and the organization (Zone 2); and beyond the perimeter (Zone 3). Our Cyber Resilience Extensions expand resilience to other critical elements of an organization’s digital infrastructure.

We serve approximately 38,100 customers and protect millions of their employees around the world. Our service scales effectively to meet the needs of customers of all sizes. We sell our services through direct sales efforts and through our channel partners. Our sales model is designed to meet the needs of organizations of all sizes across a wide range of industries and in over 140 countries. We have approximately 1,800 employees located in offices in the United States, the United Kingdom, South Africa, Australia, United Arab Emirates, the Netherlands, Israel and Germany.

We are proud of the work we have done in fiscal 2020 to protect our customers from the ever-changing cyber threats they face. While delivering this protection and security for our customers, we have also delivered financially, with strong revenue growth and margin expansion. We believe this growth, when coupled with the introduction of the Mimecast Solutions Framework, product innovations, key acquisitions and the launch of our new threat center positions us favorably in the next fiscal year and beyond.

To sustain our growth, we must continue to employ and motivate a highly-talented executive team. Our compensation committee believes that executive compensation should be linked to the Company’s overall financial performance, strategic success and shareholder returns, and the contribution of its executives to that performance and success. As such, our executive compensation program is designed to attract highly qualified individuals, retain those individuals in a competitive marketplace for executive talent and motivate performance in a manner that supports achievement of our mission of increasing shareholder value while ensuring that these programs do not encourage excessive risks that threaten the value of the Company. We believe our executive compensation program as developed and implemented, and as presented in this CD&A achieves these objectives.

In FY 2020, our executive team witnessed several transitions. Dino DiMarino was promoted to Chief Revenue Officer effective October 1, 2019. Mr. DiMarino had previously managed our North American sales organization. Heather Bentley joined Mimecast on November 25, 2019 as Senior Vice President, Customer Success and Support. Ms. Bentley is responsible for leading the global customer success and services strategy to ensure alignment with corporate goals and initiatives. Finally, one of our executive leaders, our former Chief Operating Officer, Edward Jennings, announced on September 24, 2019, his intention to resign as Chief Operating Officer and terminate his employment after a transition period pursuant to the terms of his transition agreement with the Company, the material terms of which are described below. He resigned as Chief Operating Officer on September 30, 2019 and his employment terminated effective December 31, 2019.

Commitment to Corporate Social Responsibility

At Mimecast, building resilience and giving back to the communities where we live and work is at the heart of our values. In addition to providing cyber resilience to the organizations that we are privileged to call customers, we work to ensure that our communities and environment remain resilient through our “Resilience Together” corporate social responsibility program.

At the core of Mimecast’s Resilience Together effort stand three key focus areas: community engagement; diversity and inclusion; and environmental stewardship. To support the community, Mimecast invests in community organizations through targeted philanthropic grants, provides employees with five days of paid volunteer time off annually, and offers a generous matching gift program for all employees. To foster a culture of diversity and inclusion, Mimecast offers multiple employee resource groups, invests in organizations that champion equity, and recently hired a global diversity and inclusion manager to elevate our focus on this important topic. And to support our environment, Mimecast is investing in facilities that are sustainably powered, has eliminated all single-use paper and plastic in office kitchens, and is offering commuting benefits such as efficient vehicle charging stations and preferred parking.

We leverage our people, product and passion to build global resilience, empowering and elevating underserved populations worldwide.

Actions taken with Respect to the Global COVID-19 Pandemic

We have taken a number of actions as a result of the global COVID-19 pandemic. Our actions include, among others: (i) a decision to close all of our global offices, including our global headquarters in London, United Kingdom, and the resulting shift to a virtual work environment where all of our employees work remotely; (ii) a decision to limit and then ultimately ban all non-essential travel, including international travel; (iii) a decision to cancel or shift to virtual-only certain customer, industry and employee events; and (iv) the establishment of an employee support fund, funded in part by executive and employee donations, to offset the impact of the pandemic on our more vulnerable employees. The expected duration of these actions is uncertain, and while we have relaxed some of the restrictions described above, including developing plans to partially open some of our global offices in October 2020, we expect that the transition back to normal operations will take time, perhaps several months.

In addition, Mr. Bauer voluntarily agreed to temporarily forfeit (i) his base salary for the period from May 1, 2020 until September 30, 2020, and (ii) any incentive bonus that would have been payable to him for the first and second quarters of fiscal 2021 under the Company’s executive incentive plan for the fiscal year ending March 31, 2021. This forfeiture represents approximately $154,000 in aggregate base salary and approximately $185,000 in aggregate incentive payments, assuming incentive payments would have been paid at target levels. We will continue to provide to Mr. Bauer an amount necessary to cover his required contributions to his employment benefits and related payroll taxes, if any. In addition, Mr. Bauer has agreed to waive any rights he has to terminate his employment for good reason (as defined in the employment agreement) under his employment agreement resulting from the forfeiture described above.

We anticipate that the funds from Mr. Bauer’s voluntary forfeiture of cash compensation will be used: (i) to increase charitable funding to global organizations approved in accordance with our Corporate Social Responsibility program, and (ii) to support new initiatives and programs established for our employees and the broader communities in which they live and work, which have been specifically impacted by the global COVID-19 pandemic.

Performance Highlights

Fiscal 2020 was successful by many performance measures, as our Company achieved strong financial results, including revenue growth and margin expansion, while also reaching several strategic milestones.

Some of our business highlights for FY 2020 include:

•	Revenue: Revenue for FY 2020 was $427.0 million, an increase of 25% compared to revenue of $340.4 million in the year ended March 31, 2019 (“FY 2019” or “fiscal 2019”).

•	Customers: Added 3,700 net new customers in FY 2020.

•	Gross Profit Percentage: Gross profit percentage was 74% in FY 2020, compared to 73% in FY 2019.

•	Non-GAAP Gross Profit Percentage: Non-GAAP gross profit percentage was 76% in FY 2020, compared to 74% in FY 2019.

•

Net Loss: Net loss was $2.2 million, or $(0.04) per diluted share, based on 62.0 million diluted shares outstanding, compared, to a net loss of $7.0 million, or $(0.12) per diluted share in FY 2019, based on 60.0 million diluted shares outstanding.

•	Adjusted EBITDA: Adjusted EBITDA was $78.1 million in FY 2020, representing an Adjusted EBITDA margin of 18.3%, up from 15.9% in FY 2019.

•

Non-GAAP Net Income: Non-GAAP net income was $31.9 million, or $0.50 per diluted share, based on 64.0 million diluted shares outstanding, compared to non-GAAP net income of $16.4 million, or $0.26 per diluted share, based on 62.8 million diluted shares outstanding in FY 2019.

•	Operating Cash Flow: Operating cash flow was $90.5 million in FY 2020 compared to $66.2 million in FY 2019.

•

Free Cash Flow: Free cash flow was $37.3 million in FY 2020 compared to $37.4 million in FY 2019. In FY 2020, free cash flow was impacted by significant expenditures associated with global facilities expansions.

•

Acquisitions: In FY 2020, we completed the acquisitions of DMARC Analyzer BV (“DMARC Analyzer”) and Segasec Labs Ltd. (“Segasec”). DMARC Analyzer is a provider of domain-based message authentication reporting and conformance, or DMARC, setup, management and analysis. Segasec is a provider of digital threat protection.

•	Global Headquarters: In November 2019, we opened our new global headquarters at 1 Finsbury Avenue in London, United Kingdom.

•

Board of Directors/Governance: We welcomed Alpna J. Doshi to the Board in December 2019. Ms. Doshi is a highly experienced technology executive who brings to the Board and our Company significant global expertise related to IT infrastructure and digital transformation.

Despite these achievements, as well as our other financial and strategic successes, our total shareholder return (“TSR”) decreased by approximately 25% during fiscal 2020. The price of our ordinary shares hit an intraday 52 week low in mid-March 2020. We believe that a portion of the decline in our share price during the fourth quarter of FY 2020 is attributable to the impact of the global COVID-19 pandemic on the U.S. stock markets and the global economy generally. Since the March lows, our share price has risen by approximately 51%, based on the closing price of our ordinary shares on each of March 18, 2020 and June 30, 2020. Since the end of FY 2020, our share price has risen by approximately 18%, based on the closing price of our ordinary shares on each of March 31, 2020 and June 30, 2020.

Our strong short-term operational and financial performance, however, is also backed up by our strong long-term performance. For example, over the past three fiscal years, our TSR has grown over 58%, our revenue has increased nearly 63%, and our Adjusted EBITDA has increased 161%.

The following chart compares the three-year total compensation of our CEO (as set forth in the “2020 Summary Compensation Table” below), the three-year median CEO compensation of our peer group, and the three-year indexed TSR.

A reconciliation of the non-GAAP financial measures included above to their most directly comparable GAAP measures can be found in Appendix A to this Proxy Statement.

Compensation Governance Highlights

The compensation committee regularly reviews best practices in executive compensation and uses the guidelines below to design our compensation programs.

WE DO:		WE DO NOT:

✓	Pay for Performance. We align our executive compensation with shareholder returns by providing a significant portion of our named executive officers’ compensation in the form of awards tied to our short-term and long-term performance.	X	No Hedging of Company Ordinary Shares. We do not permit hedging of our ordinary shares.

✓	Caps on Individual Incentive Awards. We include caps on individual payouts in our executive cash incentive bonus plan.	X	No Tax Gross-Ups. We do not provide any tax gross-ups to our executive officers.

✓	Compensation Risk Assessments. Our compensation committee annually reviews external market considerations, as well as internal considerations and the long-term interests of our shareholders, when making compensation decisions to ensure that excessively risky behaviors are not incentivized.	X	No Excessive Perquisites. We do not provide any perquisites to our executive officers other than those generally available to our employees.

✓	Double-Trigger Condition for Payment of Severance for Named Executive Officers. The employment agreements or offer letters with our senior executive officers provide for satisfaction of “double trigger” conditions for payment of any cash severance amounts following a change in control.	X	No Excessive Executive Severance. We do not provide excessive executive severance benefits.

✓	Entirely Independent Compensation Committee. We have a compensation committee comprised entirely of independent directors.	X	No Repricing of Share Options. We do not permit repricing of share options granted by the Company without prior shareholder approval.

✓	Independent Compensation Consultant. Our compensation committee retains an independent compensation consultant to advise it.

✓	Annual Say-on-Pay Vote. We currently provide an annual non-binding advisory vote to approve the compensation of our named executive officers. This is consistent with the recommendation made by our Board to our shareholders at the 2018 annual general meeting and the preference expressed by the vote of our shareholders at that meeting

✓	Clawback Policy. We adopted a clawback policy for executive cash and equity incentive awards that applies to awards granted on or after April 1, 2020.

Say-on-Pay Results

We pay careful attention to any feedback we receive from our shareholders about our executive compensation program. Our compensation committee and Board value the opinions of our shareholders and seriously consider the voting results when making future executive compensation decisions. At our 2019 annual general meeting, 94% of the votes were cast in favor of the advisory vote to approve executive compensation, commonly known as “say-on-pay.” The compensation committee believes its compensation practices are properly aligned with the interests of shareholders, and that the high level of shareholder support of our 2019 say-on-pay proposal indicates strong shareholder support of our compensation practices and philosophy. The compensation committee intends to continue to focus on aligning our executive compensation programs with the interests of our shareholders and current market practice, including a continued emphasis on pay for performance. We currently hold a say-on-pay vote on an annual basis, and intend to continue to hold such votes annually until at least our next shareholder advisory vote on the frequency of future advisory votes to approve our executive compensation, which will occur no later than our 2024 annual general meeting.

Pay Program Overview

We believe that the design and structure of our pay program, and in particular our incentive plans, support our business strategy and organizational objectives while successfully aligning executive focus and interests with those of shareholders. Our compensation programs are designed to attract, motivate and retain qualified and talented executives, incentivizing them to achieve our business goals and rewarding them for superior short- and long-term performance. All pay elements, and the safeguards and governance features of the program, have been carefully chosen and implemented to align with our pay philosophy and objectives.

In doing so, we have selected the following framework to achieve these objectives:

Base Salary

Base salaries are set to be competitive within our industry and are important in attracting and retaining talented executives. Base salaries are fixed pay set with consideration for responsibilities, market data and individual contribution.

Annual Cash Incentive Compensation

The executive cash incentive bonus plan is intended to motivate and reward our executives for the achievement of certain strategic goals of the Company.

In FY 2020, our annual incentives were based on two corporate performance metrics: (1) revenue (80%) and (2) Adjusted EBITDA (20%).

Long-Term Equity Incentives

Long-term equity awards incentivize executives to deliver long-term shareholder value, aligning their interests with those of our shareholders, while also providing a retention vehicle for our top executive talent.

In FY 2020, equity awards were delivered as:

•  Share options

•  RSUs

FY 2020 Target Pay Mix

Consistent with our philosophy of aligning executive pay with the short- and long-term performance of the Company, and to align the interests of management and shareholders, the Company’s compensation programs are designed to provide a significant portion of executive compensation in the form of variable, at-risk, incentive pay as shown in the graphics below:

Note: “Other NEOs” includes only those individuals who served as named executive officers throughout the entire fiscal year.

Recent Changes to Our Executive Compensation Program

To strengthen the alignment of the compensation program with the evolving strategic objectives of our Company, the compensation committee adopted several notable changes to the executive compensation program in the past fiscal year and since the end of our 2020 fiscal year. These changes include:

•

Revised Allocation in Our Long-Term Equity Mix. Historically, we have granted long-term incentive awards in the form of share options to purchase our ordinary shares and RSUs. In fiscal 2020, the compensation committee changed the weightings of these two award forms to deliver 50% of the value of the awards in the form of share options and the other 50% in the form of RSUs. Previously, the value of these incentive awards was weighted 75% in share options and 25% in the form of RSUs. The compensation committee made this change to create greater alignment with long-term performance, move our equity incentive structure closer to current peer group programs and facilitate executive retention.

•

Adoption of a Clawback Policy. Effective for incentive awards granted in April 2020 (fiscal year 2021) and thereafter, we adopted a clawback policy that provides for the recoupment of performance-based cash and equity awards in event of intentional misconduct leading to a financial restatement. This policy applies to all executive officers subject to the reporting requirements of Section 16 of the Exchange Act and all other direct reports to the CEO.

Executive Compensation Philosophy and Objectives

The key objectives of our executive compensation program are:

•	to attract, motivate, reward and retain superior executive officers with the skills necessary to successfully lead, manage and grow our business;

•	to achieve accountability for performance by linking annual cash incentive compensation to the achievement of measurable performance objectives; and

•

to align the interests of our executive officers and our shareholders through short-term and long-term incentive compensation programs. For our executive officers, these short-term and long-term incentives are designed to accomplish these objectives by providing a significant correlation between our results of operations and their actual total compensation.

We carefully construct pay packages to appropriately balance fixed and variable elements to achieve the aforementioned objectives.

Compensation Determination Process

Our Board, the compensation committee, our CEO and our Chief Human Resources Officer are all involved in our executive compensation decision-making process. The compensation committee considers a broad range of quantitative and qualitative factors to assess the overall performance of our Company and its executives, including advice from the compensation committee’s independent compensation consultant, data and input from the Chief Human Resources Officer on individual performance, market data, succession planning and retention considerations, and input from our CEO (with respect to the compensation of all executive officers other than himself). After consulting with the independent compensation consultant and the CEO and taking into consideration information provided by the Chief Human Resources Officer, the compensation committee determines the compensation of all executive officers of the Company other than the CEO. The compensation committee is also responsible for approving the CEO’s compensation and the CEO does not participate in the committee’s deliberations and decisions regarding his own compensation. The CEO’s compensation is then ratified by the full Board as required under Jersey law.

When setting executive compensation, our compensation committee considers, among other things, our overall Company performance, individual performance of the named executive officer, recommendations made by the CEO with respect to the other executive officers, and compensation paid to executive officers in our peer group.

Roles, Responsibilities and Process

Our compensation committee, which is comprised entirely of independent directors, reviews the compensation packages for our named executive officers, including an analysis of all elements of compensation separately and in the aggregate. Our compensation committee operates under a written charter adopted by our Board, which provides that the compensation committee has overall responsibility for:

•	periodically reviewing and assessing our processes and procedures for the consideration and determination of executive compensation;

•	reviewing and approving grants and awards under incentive-based compensation plans and equity-based plans; and

•	determining the type and level of compensation of our CEO and our other executive officers.

In reviewing and approving these matters, our compensation committee considers such matters as it deems appropriate, including our financial and operating performance, the alignment of the interests of our executive officers and our shareholders, and our ability to attract and retain qualified and committed individuals. In determining the appropriate compensation levels for our CEO, the compensation committee meets outside the presence of all our executive officers. With respect to the compensation levels of all other executive officers, the compensation committee meets outside the presence of all executive officers except our CEO. Our CEO annually reviews the performance of each of the other executive officers with the compensation committee. The compensation committee believes that it has established an executive compensation program that is appropriate for our Company, with consideration given to our current growth stage, industry practices, and investor sentiment. Our executive compensation program will continue to evolve as our Company matures and as corporate governance and executive compensation best practices change over time.

Independent Compensation Consultant

The compensation committee has retained the services of Radford, part of the Rewards Solutions practice at Aon plc, as independent executive compensation consultant, to advise the compensation committee on compensation matters related to the executive officer and director compensation programs. In fiscal 2020, Radford assisted the compensation committee with, among other things:

•	executive and director market pay analysis;

•	reviewing and making changes to the compensation peer group; and

•	developing and refining of executive and director pay programs.

Radford reported to the compensation committee and had direct access to the chairman and the other members of the compensation committee. Beyond advice related to the executive and director compensation programs, Radford did not provide other services to the Company in fiscal 2020.

The compensation committee determined that Radford’s work for the compensation committee did not raise any conflicts of interest. Radford’s work has conformed to the independence factors and guidance provided by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), the SEC and Nasdaq.

Use of Peer Group Data

The compensation committee and management have worked with Radford to identify and select a peer group of companies as a reference group to provide a broad perspective on competitive pay levels and practices. Peer companies were selected based on the following criteria:

•	industry classification;

•	headcount;

•	revenues; and

•	market capitalization.

For FY 2020, the Company’s peer group, as approved by the compensation committee, consisted of the following companies*:

Benefitfocus, Inc.	HubSpot, Inc.	Q2 Holdings, Inc.
Box, Inc.	Instructure, Inc.	Qualys, Inc.
Carbonite, Inc.	LogMeIn, Inc.	Rapid7, Inc.
CyberArk Software Ltd.	New Relic Inc.	RingCentral, Inc.
FireEye, Inc.	Okta Inc.	Varonis Systems, Inc.
Five9, Inc.	Paylocity Holding Corp.	Zendesk Inc.
ForeScout Technologies, Inc.	Proofpoint, Inc.	Zscaler, Inc.

*	Impreva, Inc. was also included in the original peer group approved by the compensation committee, but was acquired during calendar year 2019.

The compensation committee does not directly tie any pay elements to particular benchmarks within the peer group. Instead, the peer data is used as a market-check analysis and is just one factor considered in the annual compensation approval process. Other important considerations include employee knowledge, skills and experience; individual performance; internal pay equity; scope of responsibilities; and any retention concerns.

Executive Compensation Program Elements

The primary elements of our executive compensation program are:

•	base salary;

•	annual cash incentive compensation; and

•	long-term equity incentives.

The compensation committee takes a comprehensive view of all compensation components, which allows us also to make compensation determinations that reflect the principles of our compensation philosophy. We strive to achieve an appropriate mix between the various elements of our compensation program to meet our compensation objectives and philosophy.

Base Salary

We provide base salary to our named executive officers to compensate them for services rendered on a day-to-day basis. Base salary also provides guaranteed cash compensation to secure the services of our executive talent. We believe that providing a competitive base salary relative to the companies with which we compete for executive talent is a necessary element of a compensation program that is designed to attract and retain talented and experienced executives. We also believe that attractive base salaries can motivate and reward our executive officers for their overall performance.

Our compensation committee reviews and adjusts the base salaries of the named executive officers on an annual basis, taking the following into consideration:

•	the scope of the executive officer’s role and responsibilities;

•	current competitive practices of peer group companies;

•	individual performance and achievements;

•	current compensation;

•	future expected impact on strategic business objectives; and

•	recommendations from the CEO for executives who report to him.

The table below shows the annual base salaries for our named executive officers for fiscal 2019, compared to fiscal 2020:

Name	Base Salary for the Fiscal Year Ended March 31, 2019	Base Salary for the Fiscal Year Ended March 31, 2020	Percentage Increase
Peter Bauer	$349,300	$370,000	5.9%
Rafeal E. Brown (1)	$375,000	$375,000	0.0%
Dino DiMarino (2)	N/A	$345,500	N/A
Heather Bentley (3)	N/A	$293,243	N/A
Christina Van Houten	$350,000	$360,500	3.0%
Edward Jennings (4)	$331,200	$364,300	10,0%

(1)	Mr. Brown joined the Company on March 18, 2019.
(2)

Mr. DiMarino was promoted to Chief Revenue Officer effective October 1, 2019. Mr. DiMarino’s base salary at the time of the promotion was $285,300. His new base salary was approved by the compensation committee at the time of his promotion to reflect the global nature of his role, internal alignment, market-considerations, retention, and competitive practices.

(3)

Ms. Bentley joined the Company on November 25, 2019. She received $103,387 in base salary during her period of employment in FY 2020. The table reflects her annual base salary of £225,000 as set forth in her offer letter, which has been converted to U.S. dollars based on an exchange rate of £1 to $1.3033 as of April 1, 2019.

(4)

Mr. Jennings’ employment with the Company terminated on December 31, 2019. He received $273,490 in base salary during his period of employment in FY 2020. The table reflects his FY 2020 annual base salary as approved by the compensation committee at the time of the annual compensation review for Company executives.

FY 2020 Executive Cash Incentive Bonus Plan

We provide our executive officers, including the named executive officers, with the opportunity to earn quarterly cash incentives in order to compensate them for the achievement of corporate performance targets. The corporate performance targets are designed to conform to annual financial metrics contained in the budget developed by our management and reviewed and approved by the Board. The target amounts payable under the executive cash incentive bonus plan (the “Incentive Plan”) are calculated as a percentage of the applicable executive’s base salary.

The compensation committee approves the corporate performance targets and the formula for determining potential bonus amounts based on achievement of those targets. The compensation committee works with the CEO, the Chief Financial Officer and the Chief Human Resources Officer to identify corporate performance targets generally based on the Board-approved budget. The corporate performance targets typically represent stretch goals that are generally designed to be difficult to fully achieve. The compensation committee believes that establishing targets in this way incents executives to overachieve. As a result, the compensation committee generally does not expect that all of the targets will be fully achieved in all periods. As such, executive bonuses can be highly variable from year to year and are not guaranteed.

We strongly believe that cash incentives based on corporate performance serve to align the interests of our executives with the interests of our shareholders because they focus executive attention on important metrics aligned with our long-term strategic goals aimed to drive the growth of long-term, sustainable shareholder value. Bonus payments under the Incentive Plan are capped at 200% of target.

FY 2020 Payout Opportunities and Earned Awards

The table below shows the annual target award under the Incentive Plan for fiscal 2020 as a percentage of each named executive officer’s annual base salary and the total of all quarterly cash bonus payments made to our named executive officers for performance in fiscal 2020. Quarterly performance is reviewed, and the corresponding payments are approved by the compensation committee and made following the end of each fiscal quarter. The Board also approves the payments to the CEO. The details regarding the determination of these cash bonus awards are discussed below.

Name	Base Salary for the Fiscal Year Ended March 31, 2020	Target Incentive Plan Bonus (as a % of Base Salary)	Target Incentive Plan Bonus (in Dollars)	Actual Incentive Plan Bonus for the Fiscal Year Ended March 31, 2020
Peter Bauer (1)	$370,000	100%	$370,000	$364,080
Rafeal E. Brown	$375,000	60%	$225,000	$221,400
Dino DiMarino (2)	$345,000	90%	$297,650	$272,158
Heather Bentley (3)	$293,243	50%	$146,622	$50,136
Christina Van Houten	$360,500	60%	$216,300	$212,839
Edward Jennings (4)	$364,300	90%	$327,888	$242,752

(1)

For fiscal 2020, Mr. Bauer’s target bonus as a percentage of base salary under the Incentive Plan was increased from 80% to 100% because the compensation committee sought better internal alignment on bonus targets and believed it to be consistent with peer group practices for compensation of chief executive officers.

(2)

Mr. DiMarino was promoted to Chief Revenue Officer effective October 1, 2019 and the bonus target reported in the table above reflects his annualized bonus target for fiscal 2020. Mr. DiMarino’s bonus target for fiscal 2020 prior to his promotion was $285,300 and his bonus target for fiscal 2020 following his promotion was $310,500.

(3)

Ms. Bentley joined the Company on November 25, 2019, and the bonus target reported in the table above reflects her annualized target bonus for fiscal 2020. Ms. Bentley’s pro-rated bonus target for fiscal 2020 was

$51,694. With a start date in the third quarter of fiscal 2020, her actual bonus was based solely on a portion of third and full fourth quarter performance. Amounts paid in British pounds have been converted to U.S. dollars using the exchange rate for April 1, 2019 of £1 to $1.3033.
(4)

Mr. Jennings’ employment with the Company terminated on December 31, 2019 and the bonus target reported in the table above reflects his annualized bonus target for fiscal 2020. Mr. Jennings’ pro-rated bonus target for fiscal 2020 was $246,141.

FY 2020 Performance Metrics, Goals and Actual Performance

For FY 2020, our Incentive Plan bonus was based on two corporate performance metrics:

(1)	Revenue (80%); and

(2)	Adjusted EBITDA (20%).

The compensation committee chose revenue as a metric because the committee believes that our revenue reflects all of the growth levers of our business. As a result, our revenue is more closely tied to the delivery of services to our customers. The compensation committee also considered the importance of our publicly reported revenue performance to our shareholders and the corresponding alignment with our executives. The compensation committee chose Adjusted EBITDA as a metric because the committee believes that Adjusted EBITDA reflects our increasing focus on driving profitability and achieving our long-term operating model.

For purposes of the Incentive Plan, revenue is consolidated revenue calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), except that revenue is adjusted to eliminate the effect of changes in foreign currency exchange rates to better reflect the actual performance of our Company and the direct efforts of our executive officers. While management estimates the impact of foreign currency exchange rates in the budgeting process, the compensation committee believes that the effect of actual foreign exchange rate movements should not have a positive or negative impact on executive incentive compensation. Revenue was also adjusted to eliminate any revenue associated with acquisitions that were not contemplated in the budgeting process. Adjusted EBITDA is a non-GAAP financial measure that we define as net (loss) income, adjusted to exclude: depreciation, amortization, disposals and impairment of long-lived assets, acquisition-related gains and expenses, litigation-related expenses, share-based compensation expense, restructuring expense, interest income and interest expense, the provision for income taxes and foreign exchange (income) expense. Prior to the required adoption of new accounting rules related to accounting for leases on April 1, 2019, Adjusted EBITDA also included rent paid in the period related to locations which had been accounted for as build-to-suit facilities. Similar to revenue, Adjusted EBITDA is revised to account for the effects of changes in foreign currency exchange rates. Adjusted EBITDA is also further revised to eliminate the impact associated with acquisitions that were not contemplated in the budgeting process.

For each metric, executives could earn 20% of the weighted target payout for achievement of threshold performance, which was 96% of the target in the case of revenue and 80% of the target in the case of Adjusted EBITDA, 100% of target for target performance, and a maximum of 200% of target for meeting or exceeding our maximum stretch goal. The chart below reflects the payout scale for Incentive Plan bonuses based on various levels of achievement.

Revenue – 80%		Adjusted EBITDA – 20%
Achievement	Award	Achievement	Award
96%	20%	80%	20%
97%	85%	85%	85%
98%	95%	90%	90%
99%	97.5%	95%	95%
100%	100%	100%	100%
101%	110%	105%	110%
102%	125%	110%	120%
103%	150%	115%	145%
104%	175%	120%	160%
105%	200%	125%	175%
		130%	190%
		135%	200%

Payouts for overachievement are leveraged to create incentives for executives to perform at superior levels. Payouts are determined using linear interpolation between the percentages stated above. Because the Incentive Plan is based on annual targets, quarterly payments are capped at 100% of target, with any overachievement earned to be reconciled at the end of the fiscal year based on actual annual achievement.

The following chart sets forth for each performance metric, on a quarterly basis, the target, the achievement, the achievement percentage and the payout percentage.

Quarter	Target	Achievement	Achievement %	Award %

	Quarterly Revenue Targets and Results*
		(in thousands)
Q1	$ 98,981	$ 99,604	100.6%	106.0%
Q2	$ 105,754	$ 105,421	99.7%	99.3%
Q3	$ 112,910	$ 110,983	98.3%	95.8%
Q4	$ 118,841	$ 116,016	97.6%	91.0%

Total FY 2020	$436,487	$432,024	99.0%	97.5%

Quarterly Adjusted EBITDA Targets and Results* (in thousands)
Q1	$13,502	$13,459	99.7%	99.7%
Q2	$19,503	$20,243	103.8%	107.6%
Q3	$21,356	$20,813	97.5%	97.5%
Q4	$24,011	$24,668	102.7%	105.4%

Total FY 2020	$78,372	$79,183	101.0%	102.0%

*	For a reconciliation of reported financial results to the achievement levels used for executive compensation purposes, please see Appendix B.

Equity-Based Incentive Plan

Long-term incentive compensation in the form of equity awards is an integral part of our overall executive compensation program. Providing our executive officers with the opportunity to realize value through share ownership is a powerful tool to attract and retain highly qualified executives, achieve strong long-term share price performance and align our executive officers’ interests with those of our shareholders. In addition, the vesting features of our equity awards contribute to executive retention.

To determine the size of annual equity grants, our compensation committee generally considers prior executive performance, role and responsibility, the executive’s ability to influence the Company’s long-term growth and business performance, prior equity grants, and retention value, among other factors. Additionally, the compensation committee takes into consideration equity grants at approximately the 50th percentile of our peer group.

Our compensation committee believes that share options are inherently performance-based, requiring share price appreciation before there is any value earned, while remaining a simple and transparent incentive vehicle. Our compensation committee believes that RSUs are an appropriate equity vehicle as well as RSUs add a strong retention element to the overall compensation mix, particularly during periods of share price volatility, and they limit dilution. Similar to fiscal 2019, our compensation committee determined in fiscal 2020 that annual equity grants should include a mix of share options and RSUs.

The compensation committee aligns the grant date for annual executive equity awards with the grant date for other eligible employees receiving annual equity awards, which is typically April 1st. Named executive officers who were promoted or hired during fiscal 2020 received equity awards in connection with their promotion or hire, which grants were made on the first day of the month following their date of promotion or hire in accordance with our equity grant policy as adopted by the compensation committee.

Beginning with the executive annual equity awards granted in April 2019 (fiscal 2020), the compensation committee made a change to equally distribute the target value of annual equity awards between share options and RSUs. The allocation between share options and RSUs based on value was as follows: 50% of the value relates to share options and 50% of the value relates to RSUs. This was adjusted from the prior allocation of 75% in share options and 25% in RSUs and was done to create greater alignment with long-term performance, move our equity incentive structure closer to current peer group programs, decrease dilution and facilitate executive retention. Value for this purpose is based on an assumed share price appreciation over the vesting period of the awards. For the share options, 25% of the award vests on the first anniversary of the grant date, while the remaining 75% of the award vests in equal quarterly installments over the next three years. The RSUs vest in equal annual installments over four years from the grant date.

The Company generally makes equity incentive awards to NEOs (and other employees) in connection with promotions and new hires and occasionally as needed to create additional incentives in special circumstances. In these situations, which in fiscal 2020 included Mr. Brown (who was hired in fiscal 2019 but received his initial equity award in fiscal 2020), Mr. DiMarino and Ms. Bentley, the unique awards are individually determined based on a variety of factors including internal alignment, market considerations, retention, competitive practices and alignment to long-term Company performance. All such equity awards to NEOs are reviewed and approved by the compensation committee and, in the case of Mr. Bauer, they are also approved by the Board.

The equity awards granted to the named executive officers in fiscal 2020 are set forth in the table below.

Name	RSUs	Ordinary Shares Underlying Options
Peter Bauer	18,000	36,000
Rafeal E. Brown (1)	50,000	180,000
Dino DiMarino (2)	30,000	60,000
Heather Bentley (3)	25,000	75,000
Christina Van Houten	14,000	28,000
Edward Jennings (4)	36,000	72,000

(1)	Mr. Brown joined the Company on March 18, 2019. Mr. Brown’s new hire equity awards were granted on April 1, 2019 (fiscal 2020).
(2)

Mr. DiMarino was granted both an annual equity award and a promotion equity award in fiscal 2020. Half of the equity awards granted to him in fiscal 2020 were annual merit awards granted on April 1, 2019 and the other half were granted on October 1, 2019 in connection with his promotion to Chief Revenue Officer.

(3)	Ms. Bentley joined the Company on November 25, 2019 and was granted new hire equity awards on December 2, 2019.
(4)

Mr. Jennings’ employment with the Company terminated on December 31, 2019. The annual equity awards granted to Mr. Jennings in fiscal 2020 together with all other unvested equity awards were forfeited at the time of his separation from the Company.

Additional Compensation Practices and Policies

Benefits and Perquisites

For fiscal 2020, our named executive officers were eligible for the same benefits and on the same terms as are available to our other employees generally, including medical, dental and vision benefits, group term life and long-term disability insurance and participation, in the U.S., in our 401(k) plan.

Severance and Related Benefits

We have entered into employment agreements or offer letters with each of our named executive officers that provide for specified payments and benefits in connection with a change in control or termination of employment under certain circumstances. Our goal in providing these severance and change in control payments and benefits is to offer sufficient continuity protection such that our named executive officers will focus their full time and attention on the requirements of the business rather than the potential implications for their respective positions. We have also determined that accelerated vesting provisions with respect to outstanding equity awards in connection with a change in control or a qualifying termination of employment following a change in control are appropriate because they encourage our named executive officers to stay focused on the business in those circumstances, rather than focusing on the potential implications for them personally. In addition, in connection with his resignation, we entered into a transition agreement with Mr. Jennings. The employment agreements, offer letters, and the transition agreement with Mr. Jennings are described in more detail below under the heading “Employment Arrangements with our Named Executive Officers.”

Compensation Risk Oversight

Our compensation committee has responsibility for establishing our compensation philosophy and objectives, determining the structure, components, and other elements of our compensation programs, and reviewing and approving the compensation of our named executive officers, including our CEO. In addition, our executive compensation programs and decisions have, as one of their objectives, to reduce incentives to expose the Company to imprudent risks that might harm the Company or our shareholders. Our compensation committee has overseen the establishment of a number of controls that address compensation-related risk and serve to mitigate such risk. As a result, the compensation committee has concluded that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on our Company.

Clawback Policy

As a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws as a result of misconduct, our CEO and Chief Financial Officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of section 304 of the Sarbanes-Oxley Act of 2002. Additionally, in April 2020, the compensation committee adopted a Policy for Recoupment of Executive Incentive Compensation, which applies to all executive officers who are subject to the reporting requirements of Section 16 of the Exchange Act and all other direct reports to the CEO. The policy provides that, if we are required to prepare an accounting restatement due to our material non-compliance with any financial reporting requirement caused by a covered executive’s intentional misconduct, our compensation committee may require the covered executive to repay to us any excess compensation received by the covered executive during the covered period. For purposes of this policy, excess compensation means any annual cash bonus and long-term equity incentive compensation granted after April 1, 2020 and received by a covered executive during the three-year period preceding the publication of the restated financial statement that the compensation committee determines was in excess of the amount that such covered executive would have received had such annual cash bonus and long-term equity incentive compensation been calculated based on the financial results reported in the restated financial statement.

Anti-Hedging and Pledging Policies

Under our insider trading policy, directors, officers, employees and consultants, each such person’s spouse, significant other, child, parent or other family member, in each case, living in the same household, and to any investment fund, trust, retirement plan, partnership, corporation or other entity over which such individual has the ability to influence or direct investment decisions concerning securities are prohibited from buying or selling puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity (direct or indirect) to profit from any change in the value of the Company’s securities, except with the pre-approval from our General Counsel. Furthermore, the Company’s employees may not use the Company’s securities as collateral in a margin account or pledge Company securities as collateral for a loan (or modify an existing pledge), except with the pre-approval from our General Counsel.

Tax Considerations

We have not provided or agreed to provide any of our executive officers with a gross-up or other reimbursement for tax amounts they might pay pursuant to Section 4999 or Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or otherwise. Sections 280G and 4999 of the Code provide that executive officers, directors who hold significant shareholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of our Company that exceed certain limits, and that we or our successor could lose a deduction on the amounts subject to the additional tax. Section 409A also imposes additional significant taxes on the individual in the event that an employee, director or service provider receives “deferred compensation” that does not meet the requirements of Section 409A.

Generally, Section 162(m) of the Code disallows a federal income tax deduction for public company compensation in excess of $1 million paid for any fiscal year to “covered employees” of the company. With respect to taxable years before January 1, 2018, compensation in excess of $1 million was exempt from this deduction limit if it qualified as “performance-based compensation” within the meaning of Section 162(m).

Pursuant to the Tax Cuts and Jobs Act of 2017, effective for taxable years beginning after December 31, 2017: (1) the scope of Section 162(m) was expanded such that all named executive officers are “covered employees” and anyone who was a named executive officer in any taxable year beginning after December 31, 2016 will remain a covered employee for as long as he or she (or his or her beneficiaries) receives compensation from the Company, and (2) the exception to the deduction limit for commission-based compensation and performance-based compensation was eliminated except with respect to certain grandfathered arrangements in effect as of November 2, 2017 that are not subsequently materially modified. Accordingly, compensation paid to our named executive officers in excess of $1 million for any year will not be deductible unless it qualifies for the transition relief applicable to certain arrangements in place as of November 2, 2017, as described above. Furthermore, because of the uncertainties as to the application and interpretation of Section 162(m) as revised by the Tax Cuts and Jobs Act of 2017, including the uncertain scope of the transition relief adopted in connection with repealing the Section 162(m)’s performance-based compensation exception, no assurance can be given that previously granted compensation intended to satisfy the requirements for performance-based compensation will, in fact, qualify for such exception.

The compensation committee believes that shareholder interests are best served if the committee retains maximum flexibility to design executive compensation programs that meet stated business objectives. For these reasons, the compensation committee, while considering tax deductibility as a factor in determining executive compensation, may not limit such compensation to those levels that will be deductible, particularly in light of the expansion of the covered employee group and the elimination of the exception for performance-based compensation.

2020 Summary Compensation Table

The following table provides information regarding the compensation paid, earned, and received by each of our named executive officers for the fiscal years indicated.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($) (6)	Option Awards ($) (6)	Non-Equity Incentive Plan Compensation ($) (7)	All Other Compensation ($) (8)	Total ($)
Peter Bauer	2020	370,000	—	850,140	760,545	364,080	324	2,345,089
Chief Executive Officer	2019	349,300	—	313,380	745,035	307,537	216	1,715,468
	2018	349,525	—	—	—	282,924	216	632,665

Rafeal E. Brown (1)	2020	375,000	—	2,361,500	3,802,725	221,400	8,568	6,769,193
Chief Financial Officer	2019	15,625	—	—	—	8,981	18	24,624

Dino DiMarino (2)	2020	345,000	—	1,254,450	1,103,771	272,158	3,950	2,979,329
Chief Revenue Officer

Heather Bentley (3)	2020	103,387		1,085,750	1,408,176	50,136	1,456	2,648,905
Senior Vice President, Customer Success and Support			—

Christina Van Houten (4)	2020	360,500	—	661,220	591,535	212,839	3,467	1,829,561
Chief Strategy Officer	2019	348,542	—	951,250	2,093,417	230,916	6,399	3,630,524

Edward Jennings (5)	2020	273,490	—	1,703,646	1,521,090	242,752	14,220	3,755,198
Former Chief Operating Officer	2019	331,200	—	313,380	684,216	327,769	5,569	1,662,134
	2018	301,425	—	—	—	274,499	432	576,356

(1)	Mr. Brown’s employment with the Company commenced on March 18, 2019. His annualized base salary for fiscal 2019 was $375,000.
(2)	Mr. DiMarino was promoted to Chief Revenue Officer effective October 1, 2019.

(3)

Ms. Bentley’s employment with the Company commenced on November 25, 2019. Her annualized base salary for fiscal 2020 was £225,000. Amounts paid in British pounds have been converted to U.S. dollars using the exchange rate for April 1, 2019 of £1 to $1.3033.

(4)	Ms. Van Houten’s employment with the Company commenced on April 3, 2018. Her annualized base salary for fiscal 2019 was $350,000.
(5)	Mr. Jennings’ employment with the Company terminated on December 31, 2019. His annualized base salary for fiscal 2020 was $364,300.
(6)

The amounts reported in these columns represent the grant date fair value of RSU awards and share options to purchase our ordinary shares, each calculated in accordance with FASB ASC Topic 718, excluding the estimated impact of forfeitures related to service-based vesting conditions, and do not represent the actual value that may be realized by the named executive officers upon vesting or exercise. The assumptions made in valuing the awards reported in these columns are discussed in Notes 2 and 13 to our audited financial statements for the fiscal year ended March 31, 2020, included in our Annual Report. In addition, Mr. Jennings’ share option award granted on August 1, 2015 was modified pursuant to the terms of the transition agreement we entered into with Mr. Jennings in connection with his resignation as Chief Operating Officer. The fair value associated with such modification was $3,366. The material terms of Mr. Jennings’ transition agreement are described under the heading “Employment Arrangements with our Named Executive Officers” below.

(7)

Amounts listed represent cash incentive payments made with respect to the fiscal year indicated under the incentive plan for the applicable fiscal year. The Incentive Plan for fiscal 2020 and the bonus payments made under that plan are discussed above under the heading “Compensation Discussion and Analysis – Executive Compensation Program Elements – FY 2020 Executive Cash Incentive Bonus Plan.” Bonus payments to an executive with respect to the year during which his or her employment commenced are pro-rated to reflect the executive’s hire date.

(8)

The amounts reported represent Company-paid life insurance premiums and the Company’s matching contributions under the Company’s 401(k) plan applicable to employees of our U.S. subsidiary. In addition, for Mr. Jennings, the amount reported includes $11,883, which represents the Company contribution portion of his monthly premium payments for medical and dental benefits for six months following the termination of his employment, which was payable pursuant to the terms of Mr. Jennings’ transition agreement with us. Mr. Jennings ultimately received four months of premium payments for medical and dental benefits in an aggregate amount of $7,922.

2020 Grants of Plan-Based Awards Table

The following table shows information regarding grants of plan-based awards during the fiscal year ended March 31, 2019 to our named executive officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date	Threshold ($) (4)	Target ($) (5)	Maximum ($) (6)	All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (7)	Grant Date Fair Value of Stock and Option Awards ($) (8)
Peter Bauer		74,000	370,000	740,000	—		—	—	—
	4/1/19	—	—	—	18,000		—	—	850,140
	4/1/19	—	—	—	—		36,000	47.23	760,545
Rafeal E. Brown		45,000	225,000	450,000	—		—	—	—
	4/1/19	—	—	—	50,000		—	—	2,361,500
	4/1/19	—	—	—	—		180,000	47.23	3,802,725
Dino DiMarino (1)		59,530	297,650	595,300	—		—	—	—
	4/1/19	—	—	—	15,000		—	—	708,450
	4/1/19	—	—	—	—		30,000	47.23	633,787
	10/1/19	—	—	—	15,000		—	—	546,000
	10/1/19	—	—	—	—		30,000	36.40	469,984
Heather Bentley (2)		29,324	146,622	293,243	—		—	—	—
	12/2/19	—	—	—	25,000		—	—	1,085,750
	12/2/19	—	—	—	—		75,000	43.43	1,408,176
Christina Van Houten		43,260	216,300	432,600	—		—	—	—
	4/1/19	—	—	—	14,000		—	—	661,220
	4/1/19	—	—	—	—		28,000	47.23	591,535
Edward Jennings (3)		65,578	327,888	655,776	—		—	—	—
	4/1/19	—	—	—	36,000		—	—	1,700,280
	4/1/19	—	—	—	—		72,000	47.23	1,521,090
	9/20/19	—	—	—	130,088	(9))	—	—	3,366	(10)

(1)

Mr. DiMarino’s was promoted to Chief Revenue Officer effective October 1, 2019. His bonus target for fiscal 2020 prior to his promotion was $285,300 and his bonus target for fiscal 2020 following his promotion was $310,500. The amounts reported reflect his annualized bonus threshold, target and maximum amounts for fiscal 2020.

(2)

Ms. Bentley’s employment with the Company commenced on November 25, 2019. Her pro-rated base salary for fiscal 2020 was $103,387 and her pro-rated bonus target was $51,694. Amounts to be paid in British pounds have been converted to U.S. dollars using the exchange rate for April 1, 2019 of £1 to $1.3033.

(3)	Mr. Jennings’ employment with the Company terminated on December 31, 2019. His pro-rated base salary for fiscal 2020 was $273,490 and his pro-rated bonus target was $245,916.
(4)

Represents the threshold amount of each named executive officer’s cash incentive opportunity under the Incentive Plan as described in the “Compensation Discussion and Analysis – Executive Compensation Program Elements – FY 2020 Executive Cash Incentive Bonus Plan” above. The actual cash incentive payments for fiscal 2020 are provided in the 2020 Summary Compensation Table above.

(5)

Represents the target amount of each named executive officer’s cash incentive opportunity under the Incentive Plan as described in the “Compensation Discussion and Analysis – Executive Compensation Program Elements – FY 2020 Executive Cash Incentive Bonus Plan” above. The actual cash incentive payments for fiscal 2020 are provided in the 2020 Summary Compensation Table above.

(6)

Represents the maximum amount of each named executive officer’s cash incentive opportunity under the Incentive Plan as described in the “Compensation Discussion and Analysis – Executive Compensation Program Elements – FY 2020 Executive Cash Incentive Bonus Plan” above. The actual cash incentive payments for fiscal 2020 are provided in the 2020 Summary Compensation Table above.

(7)	The exercise price of these options to purchase our ordinary shares is equal to the closing price of our ordinary shares on The Nasdaq Global Select Market on the grant date.
(8)

Represents the grant date fair value of equity awards granted to our named executive officers in fiscal 2020, calculated in accordance with FASB ASC Topic 718, excluding the estimated impact of forfeitures related to service-based vesting conditions. The assumptions made in valuing these awards are discussed in Notes 2 and 13 to our audited financial statements for the fiscal year ended March 31, 2020, included in our Annual Report. The amounts in this column do not reflect the actual value that may be realized by the named executive officers upon vesting or exercise.

(9)

The number of ordinary shares in this column reflects the number of vested but unexercised shares under the outstanding share option award granted to Mr. Jennings on August 1, 2015, which was modified pursuant to the terms of the transition agreement we entered into with him in connection with his resignation as Chief Operating Officer. The incremental fair value associated with such modification was $3,366. This does not represent a new equity award. For more information on Mr. Jennings’ transition agreement, see “Employment Arrangements with our Named Executive Officers” below.

(10)

Represents the incremental fair value associated with the modification of the outstanding portion of the share option award granted to Mr. Jennings on August 1, 2015. This does not represent a new equity award. For more information on Mr. Jennings’ transition agreement, see “Employment Arrangements with our Named Executive Officers” below.

Outstanding Equity Awards at March 31, 2020 Table

The following table sets forth certain information regarding outstanding equity awards granted to our named executive officers that remained outstanding as of March 31, 2020. These awards were granted pursuant to the Mimecast Limited 2015 Share Option and Incentive Plan. Mr. Jennings has been omitted from this table as he did not hold any outstanding equity awards as of March 31, 2020.

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options: Exercisable (#) (1)	Number of Securities Underlying Unexercised Options: Unexercisable (#) (1)	Option Exercise Price ($)	Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)
Peter Bauer	4/1/19	—	36,000	47.23	4/1/29	18,000	635,400
	4/2/18	21,436	27,564	34.82	4/2/28	6,750	238,275
	2/1/17	56,246	18,754	21.83	2/1/27	—	—
	2/1/16	150,000	—	9.21	2/1/26	—	—
Rafeal E. Brown	4/1/19	—	180,000	47.23	4/1/29	50,000	1,765,000
Dino DiMarino	10/1/19	—	30,000	36.40	10/1/29	15,000	529,500
	4/1/19	—	30,000	47.23	4/1/29	15,000	529,500
	4/2/18	15,311	19,689	34.82	4/2/28	5,625	198,563
	9/1/16	46,875	31,250	16.64	9/1/26	—	—
Heather Bentley	12/2/19	—	75,000	43.43	12/2/29	25,000	882,500
Christina Van Houten	4/1/19	—	28,000	47.23	4/1/29	14,000	494,200
	5/1/18	54,686	70,314	38.05	5/1/28	18,750	661,875

(1)

The ordinary shares underlying each of the outstanding share options vest and become exercisable at a rate of 25% of the total grant on the first anniversary of the grant date with the remaining 75% vesting in 12 equal quarterly installments over the first 12 quarters following the first anniversary of the grant date.

(2)	RSU awards vest and become exercisable at a rate of 25% of the total RSUs on each of the first four anniversaries of the grant date.
(3)	Amounts disclosed in this column were calculated based on the closing price of our ordinary shares on the Nasdaq Global Select Market on March 31, 2020, which was $35.30.

2020 Option Exercises and Stock Vested Table

The following table shows information regarding share options exercised and stock awards that vested during fiscal 2020.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Peter Bauer	—	—	2,250	111,645
Rafeal E. Brown	—	—	—	—
Dino DiMarino	15,625	427,703	1,875	93,038
Heather Bentley	—	—	—	—
Christina Van Houten	—	—	6,250	323,875
Edward Jennings	284,837	8,763,819	2,250	111,645

(1)

Value realized on exercise is calculated based on the difference between the closing price of our ordinary shares on the date of exercise and the share option exercise price, multiplied by the number of shares exercised.

(2)	Value realized on vesting is calculated by multiplying the closing price of our ordinary shares on the vesting date by the number of RSUs vesting.

Pension Benefits

None of our named executive officers participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us.

Non-Qualified Deferred Compensation

None of our named executive officers participates in or has account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Employment Arrangements with our Named Executive Officers

We have entered into employment agreements or offer letters with each of our named executive officers that provide for specified payments and benefits in connection with a change in control or a termination of employment under certain circumstances. Our goal in providing these severance and change in control payments and benefits is to offer sufficient continuity protection such that our named executive officers will focus their full time and attention on the requirements of the business rather than the potential implications for their respective positions. We have also determined that accelerated vesting provisions with respect to outstanding equity awards in connection with a change in control or a qualifying termination of employment following a change in control are appropriate because they encourage our named executive officers to stay focused on the business in those circumstances, rather than focusing on the potential implications for them personally.

Our named executive officers are bound by confidentiality and non-disclosure provisions. None of our named executive officers is entitled to a tax gross-up payment, whether pursuant to the terms of their employment agreement or offer letter, or otherwise.

Peter Bauer

Pursuant to the employment agreement with Mr. Bauer, he serves as our Chief Executive Officer on an at-will basis and as a director. Mr. Bauer currently receives a base salary of $370,000, which is subject to periodic review and adjustment. Mr. Bauer is also eligible for an annual performance bonus targeted at 100% of his base salary and to participate in the employee benefit plans generally available to employees, subject to the terms of those plans.

Mr. Bauer has voluntarily agreed to temporarily forfeit: (i) his base salary for the period from May 1, 2020 until September 30, 2020, and (ii) any incentive bonus that would have been payable to him for the first and second quarters of fiscal 2021 under the Company’s executive incentive plan for the fiscal year ending March 31, 2021. We will continue to provide to Mr. Bauer an amount necessary to cover his required contributions to his employment benefits and related payroll taxes, if any. In addition, Mr. Bauer has agreed to waive any rights he has to terminate his employment for good reason (as defined in the employment agreement) under his employment agreement resulting from the forfeiture described above.

The employment agreement provides that if Mr. Bauer’s employment is terminated due to his death, he will be entitled to a pro-rated portion of his annual target bonus to the extent not already paid. If Mr. Bauer’s employment is terminated by us without cause (as defined in the employment agreement) or Mr. Bauer terminates his employment with us for good reason, he will be entitled to receive: (i) continued payment of his base salary for a period of six months, plus two weeks for every year of employment completed with the Company up to a maximum of 12 months (such period, the “Severance Period”) and (ii) if Mr. Bauer is participating in the Company’s group health plan immediately prior to the date of termination and timely elects to continue medical and/or dental insurance coverage following the termination of his employment in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), a monthly cash payment in an amount equal to the employer portion of his monthly health insurance premium until the earlier of the end of the Severance Period or the end of continuation coverage under COBRA. In lieu of the severance payments and benefits set forth in the preceding sentence, in the event Mr. Bauer’s employment is terminated by us without cause or he terminates his employment with us for good reason, in either case within 12 months following a change in control (as defined in the employment agreement), he is entitled to receive (i) an amount equal to (A) his current annual base salary plus (B) his target annual cash incentive compensation for the year of termination, (ii) if Mr. Bauer is participating in the Company’s group health plan immediately prior to the date of termination and elects COBRA health continuation, a monthly cash payment in an amount equal to the employer portion of his monthly health insurance premium until the earlier of 12 months following the date of termination and the expiration of his continuation coverage under COBRA, and (iii) accelerated vesting of all share options and other share-based awards held by Mr. Bauer as of the date of termination. Receipt of the severance payments and benefits described above is conditioned upon Mr. Bauer entering into an effective separation agreement, containing, among other provisions, a general release of claims against the Company and our affiliates, confidentiality, return of property and non-disparagement. In addition, pursuant to the terms of the employment agreement, upon a change in control, 50% of the unvested portion of all share options and other share-based awards held by Mr. Bauer shall immediately accelerate and vest.

The payments and benefits provided to Mr. Bauer in connection with a change in control may not be eligible for a federal income tax deduction for the Company pursuant to Section 280G of the Code and/or may subject Mr. Bauer to an excise tax under Section 4999 of the Code. If the payments or benefits payable to Mr. Bauer in connection with a change in control would be subject to the excise tax on golden parachutes imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to Mr. Bauer.

Mr. Bauer’s employment agreement also contains non-competition and non-solicitation provisions that apply during his employment and for one year thereafter.

Rafeal E. Brown

Pursuant to the offer letter with Mr. Brown, he serves as our Chief Financial Officer on an at-will basis. Mr. Brown currently receives a base salary of $375,000, which is subject to periodic review and adjustment. Mr. Brown is also eligible for an annual performance bonus targeted at 60% of his base salary and to participate in the employee benefit plans generally available to employees, subject to the terms of those plans.

The offer letter further provides that in the event Mr. Brown’s employment is terminated by the Company for any reason other than for cause (as defined in the offer letter) or by Mr. Brown for good reason (as defined in the offer letter), he will be entitled to continuation of base salary, target bonus and health and dental insurance for six months following termination. Receipt of such severance payments and benefits is conditioned upon Mr. Brown entering into a general release of claims in favor of the Company and our affiliates. In the event of a change in control (as defined in the offer letter), 50% of the unvested portion of all share options and other share-based awards held by Mr. Brown shall immediately accelerate and vest. In addition, in the event that, within one year following a change in control, Mr. Brown’s employment is terminated by the Company without cause or Mr. Brown terminates his employment for good reason, all unvested share options and other share-based awards held by Mr. Brown will immediately accelerate and vest.

Mr. Brown has signed our standard agreement, which includes non-competition and non-solicitation provisions that apply during his employment and for one year thereafter.

Dino DiMarino

Mr. DiMarino serves as our Chief Revenue Officer, on an at-will basis. Mr. DiMarino currently receives a base salary of $345,000, which is subject to periodic review and adjustment. Mr. DiMarino is also eligible for an annual performance bonus targeted at 90% of his base salary and to participate in the employee benefit plans generally available to employees, subject to the terms of those plans.

The offer letter further provides that, in the event that Mr. DiMarino’s employment is terminated by the Company for any reason other than for cause, which includes a material change in job requirements, he will be entitled to continuation of base salary and health insurance for six months following termination. Receipt of such severance payments and benefits is conditioned upon Mr. DiMarino entering into a general release of claims in favor of the Company and our affiliates. In the event of a change in control (as defined in the offer letter), 50% of the unvested portion of all share options held by Mr. DiMarino shall immediately accelerate and vest. In addition, in the event that, within one year following a change in control, Mr. DiMarino’s employment is terminated by the Company without cause or Mr. DiMarino terminates his employment for good reason, all unvested share options held by Mr. DiMarino will immediately accelerate and vest.

Mr. DiMarino has signed our standard agreement, which includes non-competition and non-solicitation provisions that apply during his employment and for one year thereafter.

Heather Bentley

Pursuant to the offer letter with Ms. Bentley, she serves as our Senior Vice President, Customer Success and Support. Ms. Bentley currently receives a base salary of £225,000, which is subject to periodic review and adjustment. Ms. Bentley is also eligible for an annual performance bonus targeted at 50% of her base salary and to participate in the employee benefit plans generally available to employees, subject to the terms of those plans.

The offer letter further provides that, in the event that Ms. Bentley’s employment is terminated by the Company for reasons other than cause, which includes a material change in job requirements, she will be entitled to continuation of base salary and health insurance for six months following termination. Receipt of such severance payments and benefits is conditioned upon Ms. Bentley entering into a general release of claims in favor of the

Company and our affiliates. In the event of a change in control (as defined in the offer letter), 50% of the unvested portion of all share options held by Ms. Bentley shall immediately accelerate and vest. In addition, in the event that, within one year following a change in control, Ms. Bentley’s employment is terminated by the Company without cause or Ms. Bentley terminates her employment for good reason, all unvested share options held by Ms. Bentley will immediately accelerate and vest.

Ms. Bentley has signed our standard U.K. employment contract that includes non-competition and non-solicitation provisions that apply during her employment and for six months thereafter.

Christina Van Houten

Pursuant to the offer letter with Ms. Van Houten, she serves as our Chief Strategy Officer, on an at-will basis. Ms. Van Houten currently receives a base salary of $360,500, which is subject to periodic review and adjustment. Ms. Van Houten is also eligible for an annual performance bonus targeted at 60% of her base salary and to participate in the employee benefit plans generally available to employees, subject to the terms of those plans.

The offer letter further provides that, in the event that Ms. Van Houten’s employment is terminated by the Company without cause (as defined in the offer letter) or Ms. Van Houten terminates her employment for good reason (as defined in the offer letter), she will be entitled to continuation of base salary, target bonus and health and dental insurance for six months following termination. Receipt of such severance payments and benefits is conditioned upon Ms. Van Houten entering into a general release of claims in favor of the Company and our affiliates. In the event of a change in control (as defined in the offer letter), 50% of the unvested portion of all share options and other share-based awards held by Ms. Van Houten shall immediately accelerate and vest. In addition, in the event that, within one year following a change in control, Ms. Van Houten’s employment is terminated by the Company without cause or Ms. Van Houten terminates her employment for good reason, all unvested share options and other share-based awards held by Ms. Van Houten will immediately accelerate and vest.

Ms. Van Houten has signed our standard agreement, which includes non-competition and non-solicitation provisions that apply during her employment and for one year thereafter.

Edward Jennings

In connection with his resignation as Chief Operating Officer, we entered into a transition agreement with Mr. Jennings, pursuant to which he agreed to remain with the Company until December 31, 2019. Under the transition agreement and subject to the terms and conditions set forth therein, in exchange for Mr. Jennings’ continued service through December 31, 2019, he received the following payments and benefits: (i) extension of the post termination exercise period for the share option issued to Mr. Jennings on August 1, 2015 until the earlier of 90 days following the termination of his employment and the scheduled expiration date of the share option, and (ii) subject to his entry and non-revocation of a general release of claims in our favor and timely election to continue medical and/or dental insurance coverage following the termination of his employment in accordance with COBRA, continued payment by us of the employer portion of Mr. Jennings’ health and dental insurance premiums as if he were an employee for up to six months following such termination. Mr. Jennings acknowledged that he has no right to any severance payment under the terms of his offer letter with us. The value of the share option issued to Mr. Jennings on August 1, 2015 on the modification date and the value of the employer portion of the health and dental insurance premiums payable to Mr. Jennings pursuant to the transition agreement are set forth in the “2020 Summary Compensation Table” above.

Estimated Payment and Benefits Upon Termination or Change in Control

The following tables set forth the estimated payments and benefits our named executive officers would receive pursuant to the terms of the named executive officer’s employment agreement or offer letter upon a qualifying termination of employment or change in control assuming such event occurred on March 31, 2020. Mr. Jennings’ employment with the Company terminated on December 31, 2020. Mr. Jennings did not receive any severance payments or benefits in connection with the termination of his employment other than extension of the post-termination exercise period of a certain share option held by him and continued payment of the employer portion of Mr. Jennings’ health and dental insurance premiums by us as described above under the heading “Employment Arrangements with our Named Executive Officers.”

Peter Bauer

	Death ($) (1)	Disability ($)	Termination For Cause ($)	Termination Without Cause or for Good Reason ($)	Upon a Change in Control ($) (2)	Termination Without Cause or for Good Reason Within 12 Months Following a Change in Control ($) (2)
Cash Severance	370,000	—	—	370,000	—	740,000
Health Benefit Continuation	—	—	—	31,864	—	31,864
Equity Acceleration	—	—	—	—	569,783	1,139,565

Total	370,000	—	—	401,864	569,783	1,911,429

(1)	In the event of Mr. Bauer’s death, his designated beneficiary will receive his pro-rata bonus through the date of his death, to the extent not already paid.
(2)

The value of accelerated equity in the case of share options is calculated based upon the difference between the exercise price of the outstanding share options and the closing price of the Company’s ordinary shares on March 31, 2020, the last business day of fiscal 2020, which was $35.30. The value of accelerated equity in the case of RSUs is calculated based on the $35.30 ordinary share price.

Rafeal E Brown

	Death ($)	Disability ($)	Termination For Cause ($)	Termination Without Cause or for Good Reason ($)	Upon a Change in Control ($) (1)	Termination Without Cause or for Good Reason Within 12 Months Following a Change in Control ($) (1)
Cash Severance	—	—	—	300,000	—	300,000
Health Benefit Continuation	—	—	—	15,932	—	15,932
Equity Acceleration	—	—	—	—	882,500	1,765,000

Total	—	—	—	315,932	882,500	2,080,932

(1)

The value of accelerated equity in the case of share options is calculated based upon the difference between the exercise price of the outstanding share options and the closing price of the Company’s ordinary shares on March 31, 2020, the last business day of fiscal 2020, which was $35.30. The value of accelerated equity in the case of RSUs is calculated based on the $35.30 ordinary share price.

Dino DiMarino

	Death ($)	Disability ($)	Termination For Cause ($)	Termination Without Cause ($)	Upon a Change in Control ($) (1)	Termination Without Cause or for Good Reason Within 12 Months Following a Change in Control ($) (1)
Cash Severance	—	—	—	172,500	—	172,500
Health Benefit Continuation	—	—	—	15,932	—	15,932
Equity Acceleration	—	—	—	—	296,288	592,576

Total	—	—	—	188,432	296,288	781,008

(1)

The value of accelerated equity is calculated based upon the difference between the exercise price of the outstanding share options and the closing price of the Company’s ordinary shares on March 31, 2020, the last business day of fiscal 2020, which was $35.30.

Heather Bentley

	Death ($)	Disability ($)	Termination For Cause ($)	Termination Without Cause ($)	Upon a Change in Control ($) (1)	Termination Without Cause or for Good Reason Within 12 Months Following a Change in Control ($) (1)
Cash Severance	—	—	—	143,651	—	143,651
Health Benefit Continuation	—	—	—	15,932	—	15,932
Equity Acceleration	—	—	—	—	—	—

Total	—	—	—	159,583	—	159,583

(1)

The value of accelerated equity is calculated based upon the difference between the exercise price of the outstanding share options and the closing price of the Company’s ordinary shares on March 31, 2020, the last business day of fiscal 2020, which was $35.30.

Christina Van Houten

	Death ($)	Disability ($)	Termination For Cause ($)	Termination Without Cause or for Good Reason ($)	Upon a Change in Control ($) (1)	Termination Without Cause or for Good Reason Within 12 Months Following a Change in Control ($) (1)
Cash Severance	—	—	—	288,400	—	288,400
Health Benefit Continuation	—	—	—	15,932	—	15,932
Equity Acceleration	—	—	—	—	578,038	1,156,075

Total	—	—	—	304,332	578,038	1,460,407

(1)

The value of accelerated equity in the case of share options is calculated based upon the difference between the exercise price of the outstanding share options and the closing price of the Company’s ordinary shares on March 31, 2019, the last business day of fiscal 2020, which was $35.30. The value of accelerated equity in the case of RSUs is calculated based on the $35.30 ordinary share price.

Rule 10b5-l Sales Plans

Our directors and executive officers may adopt written plans, known as Rule 10b5-l plans, in which they will contract with a broker to buy or sell ordinary shares on a periodic basis. Under a Rule 10b5-l plan, a broker executes trades pursuant to parameters established by the director or executive officer when entering into the plan, without further direction from them. Any Rule 10b5-l plan adopted by a director or officer must comply with the requirements of Rule 10b5-l under the Exchange Act and our insider trading policy. The director or executive officer may amend or terminate the plan in some circumstances. Our directors and executive officers may also buy or sell additional ordinary shares outside of a Rule 10b5-l plan, provided they are in compliance with our insider trading policy, which includes not being in possession of material, nonpublic information about our Company at the time of the transaction.

CEO Pay Ratio

Our compensation and benefits philosophy and the overall structure of our compensation and benefit programs are generally similar across the organization to encourage and reward all employees who contribute to our success. We strive to ensure the pay of each of our employees reflects the level of their job impact and responsibilities and is competitive within our peer group. Compensation rates are benchmarked and are generally set to be market-competitive in the country in which the jobs are performed. Our ongoing commitment to pay equity is critical to our success in supporting a diverse workforce with opportunities for all employees to grow, develop and contribute.

Under rules adopted pursuant to the Dodd-Frank Act and Item 402(u) of Regulation S-K under the Exchange Act, we are required to calculate and disclose the annual total compensation paid to our median paid employee, as well as the ratio of the annual total compensation paid to the median employee as compared to the annual total compensation paid to our Chief Executive Officer (the “CEO Pay Ratio”). The paragraphs that follow describe our methodology and the resulting CEO Pay Ratio.

Measurement Date

We identified the median employee using our employee population on March 31, 2020 (including all employees, whether employed on a full-time, part-time, seasonal or temporary basis).

Consistently Applies Compensation Measure (CACM)

Under the relevant rules, we are required to identify a median employee using a consistently applied compensation measure (“CACM”). We chose a CACM that closely approximates the annual target total cash compensation of our employees. Specifically, we identified the median employee by aggregating, for each employee: (a) annual base pay and (b) annual target cash incentive opportunity as of March 31, 2020. In identifying the median employee, we converted compensation amounts paid in foreign currencies based on the applicable year-to-date average exchange rate as of March 31, 2020. We did not exclude workers in non-U.S. countries and did not make any cost-of-living adjustments. We did not perform adjustments to the compensation paid to part-time employees to calculate what they would have been paid on a full-time basis.

Methodology and Pay Ratio

Once the median employee was identified, we calculated the median employee’s annual target total direct compensation in accordance with the requirements of the “2020 Summary Compensation Table.” Our median employee compensation as calculated using 2020 Summary Compensation Table requirements was $103,547. Our Chief Executive Officer’s compensation as reported in the 2020 Summary Compensation Table was $2,345,089. Therefore, our CEO Pay Ratio was approximately 22.6:1.

This information is being provided for compliance purposes and is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Exchange Act based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. Neither the compensation committee nor management of the Company used the CEO Pay Ratio measure in making compensation decisions.

Equity Compensation Plans

In accordance with SEC rules, the following table provides information, as of March 31, 2020, about the securities authorized for issuance under our equity compensation plans.

Equity Compensation Plan Information

Plan Category	Number of Shares to be Issued upon Exercise of Outstanding Options and Rights (Column A)		Weighted Average Exercise Price of Outstanding Options (Column B)		Number of Shares Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Shares Reflected in Column A) (Column C)
Equity compensation plans that have been approved by our shareholders	7,547,951	(1)	$31.61	(2)	10,741,510	(3)
Equity compensation plans that have not been approved by our shareholders	—		—		—
Total	7,547,951	(1)	$31.61	(2)	10,741,510	(3)

(1)

Represents 6,271,111 ordinary shares to be issued upon exercise of outstanding share options under the Mimecast Limited 2007 Key Employee Share Option Plan, the Mimecast Limited 2010 EMI Share Option Scheme, the Mimecast Limited Approved Share Option Plan, and the Mimecast Limited 2015 Share Option and Incentive Plan. Also includes 1,276,840 ordinary shares to be issued upon settlement of outstanding RSUs under the Mimecast Limited 2015 Share Option and Incentive Plan. We no longer grant equity awards under the Mimecast Limited 2007 Key Employee Share Option Plan, the Mimecast Limited 2010 EMI Share Option Scheme, or the Mimecast Limited Approved Share Option Plan.

(2)	Weighted average exercise price excludes RSUs, which do not have an exercise price.
(3)

Includes 9,992,607 ordinary shares available for issuance under the Mimecast Limited 2015 Share Option and Incentive Plan. Also includes 748,903 ordinary shares available for issuance under the Mimecast Limited 2015 Employee Share Purchase Plan.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and, based on such review and discussions, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement, which will be incorporated by reference into our Annual Report.

Compensation Committee

Robert P. Schechter, Chairman

Aron Ain

Alpna J. Doshi

RELATED PARTY TRANSACTIONS

Certain Relationships and Related Party Transactions

Other than compensation arrangements for our directors and named executive officers, which are described elsewhere in this Proxy Statement, below we describe transactions since April 1, 2019 to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•

any of our directors, executive officers or holders of more than 5% of our ordinary shares, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

We believe that all of these transactions were on terms as favorable as could have been obtained from unrelated third parties.

During fiscal 2020, Kronos purchased certain of the Company’s products and services under a multi-year agreement. The approximate contract value at the time of purchase was $415,000, which is paid in three approximately equal annual installments. One of our directors, Aron Ain, serves as the Chief Executive Officer and Chairman of the board of directors of Kronos. Mr. Ain did not have a material interest in the transaction. Based on our industry experience, we believe the terms of the contract with Kronos to be arm’s-length terms that are fair and reasonable to us. The audit committee reviewed and approved this transaction.

Limitation of Liability and Indemnification of Officers and Directors

We have entered into indemnification agreements with each of our directors and executive officers. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. The indemnity granted to directors are subject to certain limitations imposed by Jersey law. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The limitation of liability and indemnification provisions included in our indemnification agreements that we entered into or may in the future enter into with our directors and executive officers may discourage shareholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other shareholders. Further, a shareholder’s investment may be harmed to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

One of our former non-employee directors may, through his relationships with his employer, be insured and/or indemnified against certain liabilities incurred in his capacity as a member of our Board.

Other Transactions with Our Executive Officers and Directors and Affiliated Entities

We have granted share options and RSUs to our executive officers and our directors. See the sections captioned “Executive Compensation – Outstanding Equity Awards at March 31, 2020 Table” and “Corporate Governance – Director Compensation” for a description of these equity awards.

Policies and Procedures for Related Party Transactions

The audit committee of our Board has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For this purpose, a related person is defined as a director, executive officer, nominee for director or greater than 5% beneficial owner of our ordinary shares, in each case since the beginning of the most recently completed year, and their immediate family members. Our audit committee charter provides that the audit committee shall review and approve or disapprove any related party transactions. The audit committee will review these transactions under our Code of Business Conduct and Ethics, which governs conflicts of interests, among other matters, and is applicable to our employees, officers and directors.

TRANSACTION OF OTHER BUSINESS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy will be entitled to vote the ordinary shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

SHAREHOLDER PROPOSALS

Procedures for Submitting Shareholder Proposals

Requirements for Shareholder Proposals to be Brought Before the Annual General Meeting. Our Articles of Association provide an advance notice procedure for shareholders to nominate director candidates for election, including proposed nominations of persons for election to the Board. Only persons nominated by, or at the direction of, our Board or by a shareholder who has given proper and timely notice to us prior to the meeting, will be eligible for election as a director. For notice to be timely, it must be received at our registered office not less than 90 nor more than 120 calendar days prior to the first anniversary of the previous year’s annual meeting (or if the date of the annual meeting is advanced more than 30 calendar days or delayed by more than 60 calendar days from such anniversary date, not earlier than the 120th calendar day nor more than 90 days prior to such meeting or the 10th calendar day after public announcement of the date of such meeting is first made). For shareholder proposals to be brought before the 2021 annual general meeting, the required notice must be received by our Company Secretary at our principal executive offices no earlier than close of business on June 10, 2021 and no later than close of business on July 10, 2021. These advance notice provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempt to obtain control of us.

Requirements for Shareholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. In addition to the requirements stated above, any shareholder who wishes to submit a proposal for inclusion in our proxy materials must comply with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our annual general meeting in 2021, all applicable requirements of Rule 14a-8 must be satisfied and we must receive such proposals no later than March 26, 2021. However, if the date of the 2021 annual general meeting is changed by more than 30 days from the anniversary date of the previous year’s meeting, then the deadline is a reasonable time before we begin to print and send our proxy statement for the 2021 annual general meeting. SEC rules set standards for eligibility and specify the types of shareholder proposals that may be excluded from a proxy statement. Such proposals must be delivered to our Company Secretary at Mimecast Limited, c/o Mimecast North America, Inc., 191 Spring Street, Lexington, Massachusetts 02421 USA, Attn: Company Secretary.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements, or other information that we file at the SEC’s public reference room at the following location: 100 F Street, N.E., Washington, D.C. 20549 USA.

Please call the SEC at 1-800-732-0330 for further information on the public reference room. The Company’s SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov. You may also read and copy any document we file with the SEC on the Investor Relations/Reports & Filings section of our website at www.mimecast.com.

We will provide without charge to each person to whom a copy of the Proxy Statement is delivered, upon the written or oral request of any such persons, additional copies of our Annual Report as filed with the SEC. Requests for such copies should be addressed to Mimecast Limited, c/o Mimecast North America, Inc., 191 Spring Street, Lexington, Massachusetts 02421 USA, Attn: Investor Relations, or email us at Investors@mimecast.com, or call us at (617) 393-7074.

You should rely on the information contained in this document to vote your ordinary shares at the Annual Meeting. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated July 24, 2020. You should not assume that the information contained in this document is accurate as of any date other than that date, and the mailing of this document to shareholders at any time after that date does not create an implication to the contrary. This Proxy Statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitations in such jurisdiction.

Appendix A

Non-GAAP Financial Measures

We have provided in this Proxy Statement financial information that has not been prepared in accordance with GAAP. We use these non-GAAP financial measures internally in analyzing financial results and management believes they are useful to investors, as a supplement to GAAP measures, in evaluating our ongoing operational performance. We believe that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial results with other companies in its industry, many of which present similar non-GAAP financial measures to investors.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures provided below.

Non-GAAP gross profit and Non-GAAP gross profit percentage. We define non-GAAP gross profit as gross profit, adjusted to exclude: share-based compensation expense and amortization of acquired intangible assets. We define non-GAAP gross profit percentage as non-GAAP gross profit divided by GAAP revenue. We consider these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of non-cash charges for share-based compensation expense and amortization of acquired intangible assets so that our management and investors can compare our recurring core business net results over multiple periods. There are a number of limitations related to the use of non-GAAP gross profit and non-GAAP gross profit percentage versus gross profit and gross profit percentage calculated in accordance with GAAP. For example, as noted above, non-GAAP gross profit and gross profit percentage excludes share-based compensation expense and amortization of acquired intangible assets. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP gross profit and non-GAAP gross profit percentage and evaluates non-GAAP gross profit and non-GAAP gross profit percentage together with gross profit and gross profit percentage calculated in accordance with GAAP.

Adjusted EBITDA and Adjusted EBITDA margin. We believe that Adjusted EBITDA and Adjusted EBITDA margin are key indicators of our operating results. We define Adjusted EBITDA as net (loss) income, adjusted to exclude: depreciation, amortization, disposals and impairment of long-lived assets, acquisition-related gains and expenses, litigation-related expenses, share-based compensation expense, restructuring expense, interest income and interest expense, the provision for income taxes and foreign exchange (income) expense. Prior to the required adoption of new accounting rules related to accounting for leases on April 1, 2019, Adjusted EBITDA also included rent paid in the period related to locations which had been accounted for as build-to-suit facilities. We define Adjusted EBITDA margin as Adjusted EBITDA over GAAP revenue in the period. We use Adjusted EBITDA as part of our overall assessment of our performance, for planning purposes, including the preparation of our annual operating budget, to evaluate the effectiveness of our business strategies, to communicate with our Board concerning our financial performance and for establishing incentive compensation metrics for executives and other senior employees.

Non-GAAP net income. We define non-GAAP net income as net loss, less share-based compensation expense, amortization of acquired intangible assets, impairment of long-lived assets, restructuring expense, acquisition-related gains and expenses, litigation-related expenses and the income tax effect of non-GAAP adjustments. We consider this non-GAAP financial measure to be a useful metric for management and investors because it excludes the effect of share-based compensation expense, certain other “one-time” charges and related income tax effects so that management and investors can compare our recurring core business net results over multiple periods. There are a number of limitations related to the use of non-GAAP net income versus net loss calculated in accordance with GAAP. For example, as noted above, non-GAAP net income excludes share-based compensation expense, certain other “one-time” charges and related income tax effects. In addition, the components of the costs that are excluded in the calculation of non-GAAP net income may differ from the components that our peer companies exclude when they report their non-GAAP results of operations. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP net income and evaluating non-GAAP net income together with net loss calculated in accordance with GAAP.

Free cash flow. We define free cash flow as net cash provided by operating activities minus capital expenditures. We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business that, after the acquisition of property, equipment and capitalized software, can be used for strategic opportunities, including investing in our business, and strengthening our balance sheet. Analysis of free cash flow facilitates management’s comparisons of our operating results to competitors’ operating results. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities as a means for evaluating our Company is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period because it excludes cash used for capital expenditures during the period. Management compensates for this limitation by providing information about our capital expenditures on the face of the cash flow statement and in the liquidity and capital resources discussion included in the Company’s annual and quarterly reports filed with the SEC.

A reconciliation of each Non-GAAP financial measure disclosed in this Proxy Statement to the most comparable GAAP measure is set forth below.

The following table presents a reconciliation of GAAP gross profit and GAAP gross profit percentage to non-GAAP gross profit and non-GAAP gross profit percentage (dollars in thousands):

	Year ended March 31,
	2020	2019
Reconciliation of Non-GAAP Gross Profit:
GAAP gross profit	$317,581	$249,503
GAAP gross profit percentage	74%	73%
Plus:
Share-based compensation expense	3,445	1,684
Amortization of acquired intangible assets	2,888	1,488

Non-GAAP gross profit	$323,914	$252,675

Non-GAAP gross profit percentage	76%	74%

The following table presents a reconciliation of Net loss to Non-GAAP net income (in thousands, except per share amounts):

	Year ended March 31,
	2020	2019
Reconciliation of Non-GAAP Net Income:
Net loss	$(2,200)	$(7,001)
Share-based compensation expense	39,544	25,954
Amortization of acquired intangible assets	2,998	1,573
Acquisition-related expenses (1)	769	2,012
Litigation-related expenses (2)	2,700	1,000
Restructuring	—	(170)
Gain on previously held asset	—	(338)
Income tax effect of Non-GAAP adjustments	(11,915)	(6,652)

Non-GAAP net income	$31,896	$16,378

	Year ended March 31,
	2020	2019
Non-GAAP net income per ordinary share - basic	$0.51	$0.27

Non-GAAP net income per ordinary share - diluted	$0.50	$0.26

Weighted-average number of ordinary shares used in computing Non-GAAP net income per ordinary share:
Basic	62,024	59,960
Diluted	64,019	62,792

(1)

Acquisition-related expenses relate primarily to legal and other professional fees incurred for acquisition activity. See Note 6 of the notes to our consolidated financial statements, which were included in the Annual Report, for further information.

(2)

Litigation-related expenses relate to amounts incurred for litigation settlement. See Note 14 of the notes to our consolidated financial statements, which were included in the Annual Report, for further information.

The following table presents a reconciliation of Net loss to Adjusted EBITDA (in thousands)*:

	Year ended March 31,
	2020	2019
Reconciliation of Adjusted EBITDA:
Net loss	$(2,200)	$(7,001)
Depreciation, amortization and disposals of long-lived assets	32,278	29,960
Rent expense related to build-to-suit facilities	—	(4,482)
Interest expense, net	1,061	3,425
Provision for income taxes	2,359	2,001
Share-based compensation expense	39,544	25,954
Restructuring	—	(170)
Foreign exchange expense	1,577	1,647
Acquisition-related expenses (1)	769	2,012
Litigation-related expenses (2)	2,700	1,000
Gain on previously held asset	—	(338)

Adjusted EBITDA	$78,088	$54,008

*	The reconciliation of net (loss) income to Adjusted EBITDA for each quarter of FY 2020 is set forth in Appendix B.

The following table presents a reconciliation of Net cash provided by operating activities to Free Cash Flow (in thousands):

	Year ended March 31,
	2020	2019
Reconciliation of Free Cash Flow:
Net cash provided by operating activities	$90,538	$66,235
Purchases of property, equipment and capitalized software	(53,234)	(28,795)

Free Cash Flow	$37,304	$37,440

APPENDIX B

EXECUTIVE COMPENSATION RECONCILIATIONS

The following table presents reported financial results (Revenue and Adjusted EBITDA) and adjustments made to those results to determine achievement levels for executive compensation purposes in FY 2020:

	Revenue
	Q1 FY 2020	Q2 FY 2020	Q3 FY 2020	Q4 FY 2020	FY2020
	(in thousands)
GAAP Revenue (as reported)	$99,231	$103,357	$110,158	$114,217	$426,963
Effects of foreign exchange rate movements on reported GAAP Revenue	373	2,064	825	1,799	5,061
Adjustment for impact of acquisitions	—	—	—	—	—

Revenue for the purposes of executive compensation calculation	$99,604	$105,421	$110,983	$116,016	$432,024

Revenue Performance Target	$98,981	$105,754	$112,910	$118,841	$436,487

	Adjusted EBITDA
	Q1 FY 2020	Q2 FY 2020	Q3 FY 2020	Q4 FY 2020	FY2020
	(in thousands)
Net (loss) income (as reported)	$(4,010)	$(921)	$206	$2,525	$(2,200)
Depreciation, amortization and disposals of long-lived assets	7,455	7,538	8,500	8,785	32,278
Interest expense, net	298	81	379	303	1,061
Provision for income taxes	230	118	951	1,060	2,359
Share-based compensation expense	10.034	9,938	9,701	9,871	39,544
Foreign exchange (income) expense	(854)	811	193	1,427	1,577
Acquisition-related expenses	—	71	670	28	769
Litigation-related expenses	350	2,350	—	—	2,700

Adjusted EBITDA (as reported)	$13,503	$19,986	$20,600	$23,999	$78,088

Effects of foreign exchange rate movements on reported results	(44)	257	213	669	1,095
Adjustment for impact of acquisitions	—	—	—	—	—

Adjusted EBITDA for purposes of executive compensation calculation	$13,459	$20,243	$20,813	$24,668	$79,183

Adjusted EBITDA Performance Target	$13,502	$19,503	$21,356	$24,011	$78,372

B-1

Your vote matters - here’s how to vote!
You may vote online or by phone instead of mailing this card.
Votes submitted electronically must be received by 11:59 p.m., London Time, on October 7, 2020.
Online Go to www.investorvote.com/mime or scan the QR code – login details are located in the shaded bar below.

Phone

Call toll free 1-800-652-VOTE (8683) within the USA, U.S. territories and Canada. Outside USA, U.S. territories and Canada, call 1-781-575-2300 on a touch tone telephone. Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A

I/We being (a) member(s) of Mimecast Limited (the “Company”), appoint Peter Bauer, failing whom, Robert P. Nault, failing whom, Rafeal E. Brown, failing whom, Neil Murray, failing whom the chairman of the annual general meeting or:

Name or Proxy: ______________________	Number of shares in relation______________________ to which the proxy is authorised to act as my/our proxy to exercise all or any of my/our rights to attend, speak and vote in respect of my/our voting entitlement on my/our behalf at the annual general meeting of the Company to be held at the offices of the Company located at 1 Finsbury Avenue, London EC2M 2PF United Kingdom on October 8, 2020 at 10:00 a.m. (London time), and at any adjournment of the meeting.

☐	Please tick here if this proxy appointment is one of multiple appointments being made. (For the appointment of more than one proxy, please refer to Explanatory Note 3.)

I/We would like my/our proxy to vote on the resolutions to be proposed at the meeting as indicated on this form of proxy. Unless otherwise instructed, the proxy can vote as he or she chooses or can decide not to vote at all in relation to any business of the meeting (including any amendment to a resolution).

B	Resolutions

		For	Against	Abstain			For	Against	Abstain
1.	To re-elect Christopher FitzGerald as a Class II director of the Company.	☐	☐	☐	5.	To authorise the Board of Directors of the Company to determine the remuneration of the independent auditor.	☐	☐	☐

2.	To re-elect Neil Murray as a Class II director of the Company.	☐	☐	☐	6.	To receive the Company’s accounts for the year ended March 31, 2020, together with the directors’ report and the independent auditor’s report on those accounts.	☐	☐	☐

3.	To re-elect Robert P. Schechter as a Class II director of the Company.	☐	☐	☐	7.	Non-binding advisory vote to approve the compensation of the named executive officers.	☐	☐	☐

4.	To appoint Ernst & Young LLP in the United Kingdom as the Company’s independent auditor.	☐	☐	☐	8.	To approve the reauthorization of the Board of Directors to repurchase, and hold as treasury shares, the ordinary shares of the Company.	☐	☐	☐

03AKOC

Explanatory Notes

1.

You are entitled to appoint one or more proxies of your own choice to exercise all or any of your rights to attend and to speak and vote at the meeting. A proxy need not be a shareholder of the Company. If you appoint more than one proxy, each proxy must be appointed to exercise the rights attached to a different share or shares held by you. You can only appoint a proxy in accordance with the procedures set out in these notes and in the notes to the notice of meeting.

2.

If you wish to appoint a proxy other than the persons named on the reverse side, please insert the relevant person’s full name in the space provided and delete the words “Peter Bauer, failing whom, Robert P. Nault, failing whom, Rafeal E. Brown, failing whom, Neil Murray, failing whom the chairman of the annual general meeting”. Please initial any such alteration. If you sign and return this form of proxy with no name in the space provided, the persons named on the reverse side will be deemed to be your proxy. If the proxy is being appointed in relation to less than your full voting entitlement, please enter in the space next to the name of the proxy the number of shares in relation to which the person is authorised to act as your proxy. If you sign and return this form of proxy and leave this space blank, your proxy will be deemed to be authorised to act in respect of your full voting entitlement (or if this form of proxy has been issued in respect of a designated account for a shareholder, the full voting entitlement for that designated account).

3.

To appoint more than one proxy, you will need to complete a separate form of proxy in relation to each appointment. Additional forms of proxy may be obtained by contacting the Company’s registrars, Computershare, P.O. Box 505000, Louisville, KY 40233-5000, USA, or you may photocopy this form of proxy. You will need to state clearly on each form of proxy the number of shares in relation to which the proxy is appointed. Please therefore indicate next to the name of the proxy the number of shares in relation to which the person is authorised to act as your proxy. Please also indicate by ticking the box provided if the proxy instruction is one of multiple instructions being given. All forms of proxy must be signed and should be returned together in the same envelope. A failure to specify the number of shares to which each proxy appointment relates or specifying a number in excess of the number of shares held by you may result in the proxy appointment being invalid.

4.

Completion and return of this form of proxy will not preclude you from attending and voting in person at the meeting if you wish. If you do attend the meeting in person, your proxy appointments will automatically be terminated.

5.

If you would like your proxy to vote in a certain way on the resolutions specified, please indicate with an “X” in the appropriate box above how you wish your vote to be cast. If you fail to select any of the given options, your proxy can vote as he or she chooses or can decide not to vote at all. Your proxy can also do this on any other business which may come before the meeting, including amendments to resolutions and any procedural business.

6.

The “Abstain” option on this form of proxy is provided to enable you to instruct your proxy not to vote on any particular resolution. However, an abstention is not a vote in law and will not be counted in the calculation of the votes for and against a resolution.

7.	In the case of a body corporate, this form of proxy must be executed under its common seal or signed on its behalf by its duly authorised officer, attorney or other person authorised to sign.

8.

In the case of joint holders, only one joint holder need sign this form of proxy, but the names of all the joint holders must be stated. The vote of the senior joint holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of other joint holders. For this purpose, seniority shall be determined by the order in which the names appear in the register of members in respect of the joint holding.

9.

To be valid, this form of proxy (duly signed and together with any power of attorney or other authority under which it is signed) must be received by post or (during normal business hours only) by hand at the offices of the Company’s registrars, Computershare, P.O. Box 505008, Louisville, KY 40233-9814, USA no later than 11:59 p.m. (London time) on October 7, 2020 (or, if the meeting is adjourned, no later than 48 hours (excluding non-working days) before the time of any adjourned meeting).

▼  IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Notice of Annual General Meeting of Shareholders - October 8, 2020

Mimecast Limited, 1 Finsbury Avenue, London EC2M 2PF United Kingdom

Proxy Solicited by Board of Directors for Annual General Meeting - 10:00 a.m. (London Time) on October 8, 2020

C	Authorized Signatures – This section must be completed for your vote to be counted. – Date and sign Below.

Please sign exactly as name(s) appears hereon. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /